UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FLUOR CORPORATION
(Name of Registrant as Specified In Its Charter)

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Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039

March 15, 2010

Dear Shareholder:

        You are cordially invited to attend the 2010 annual meeting of shareholders. The meeting will be held on Thursday, May 6, 2010, beginning at 9:00 a.m. Central Daylight Time, at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. A map showing the meeting location is included for your convenience on the back page of this booklet.

        Information about the meeting is presented on the following pages. In addition to the formal items of business to be brought before the meeting, members of management will report on the company's operations and respond to shareholder questions.

        We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process will expedite shareholders' receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about March 18, 2010, we will begin mailing our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and vote online. The Notice will also include instructions on how to receive a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you requested or received a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice or proxy card.

        Thank you for your continued support of Fluor Corporation. We look forward to seeing you on May 6th.

Sincerely,

Alan L. Boeckmann Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 6, 2010

        The annual meeting of shareholders of Fluor Corporation will be held at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039, on Thursday, May 6, 2010, at 9:00 a.m. Central Daylight Time. At the meeting, our shareholders will consider and vote on the following matters:

          1.     The election of three Class II directors to serve until the 2013 annual meeting of shareholders and until their respective successors are elected and qualified.

          2.     The ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.

          3.     If properly presented at the annual meeting, a shareholder proposal recommending that the Board of Directors adopt a policy that the Board's chairman be an independent director who has not previously served as an executive officer of Fluor.

          4.     Such other matters as may be properly presented at the meeting or any adjournment thereof.

        All shareholders of record at the close of business on March 10, 2010 are entitled to receive notice of and to vote at the meeting. Shareholders are cordially invited to attend the meeting in person; however, regardless of whether you plan to attend the meeting in person, please cast your vote as instructed in the Notice of Internet Availability of Proxy Materials (the "Notice") as promptly as possible. Alternatively, if you choose to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice to receive the paper copies. Once you receive the paper copies, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the meeting.

By Order of the Board of Directors

Carlos M. Hernandez Senior Vice President, Chief Legal Officer and Secretary
March 15, 2010 Irving, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2010: This proxy statement and the company's 2009 Annual Report to Shareholders are available at www.proxyvote.com.

FLUOR CORPORATION

PROXY STATEMENT

March 15, 2010

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation (the "company" or "Fluor") of your proxy for use at the annual meeting of shareholders to be held at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039, on Thursday, May 6, 2010, at 9:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof (the "Annual Meeting"). The expense of the solicitation will be paid by the company. Some officers and employees may solicit proxies personally, by telephone or electronically, without additional compensation. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the company. The company also expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the company's common stock. Except with respect to shares held in the company retirement plans, your proxy is revocable by written notice to the Secretary of the company at any time prior to 24 hours before the commencement of the Annual Meeting, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and votes in person.

        The current mailing address of the principal executive offices of Fluor Corporation is 6700 Las Colinas Boulevard, Irving, Texas 75039. Please direct all communications to this mailing address.

  Internet Availability of Proxy Materials

        As permitted by U.S. Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders' receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. On or about March 18, 2010, we will begin mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice will also contain instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

  Voting Instructions

        If you own your shares of common stock of record or you hold shares in a Fluor or Fluor subsidiary's retirement plan participant account, you may authorize the voting of your shares over the

Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on May 5, 2010, except with respect to shares held in company retirement plans, which, as discussed below, must be received by 5:59 p.m. Eastern Daylight Time on May 4, 2010 to be voted by the trustee.

        If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote online, or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials include a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

        On March 10, 2010, the company had 178,932,018 shares of common stock outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Fluor common stock on the record date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (broker-held shares for which the brokers have not received voting instructions from clients and with respect to which the brokers do not have discretionary authority to vote on a matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

        Shareholders have one vote for each share of Fluor common stock owned by them as of the close of business on March 10, 2010, the record date, with respect to all business of the meeting. Any director receiving the majority of votes cast (number of shares voted "for" a director must exceed the number of votes cast "against" that director) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the shares present in person or by proxy at any such meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are not counted in the determination of votes cast, and thus do not have a direct effect on the outcome of voting for directors. The New York Stock Exchange rules no longer grant brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares of company common stock in street name and do not provide voting instructions to your broker, your shares will not be voted in the election of directors. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in the election of directors. Please follow the instructions set forth in the Notice.

        With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval. In the approval of the ratification of the independent auditors and consideration of the shareholder proposal, abstentions are counted in tabulations of the votes cast and thus have the same effect as a vote against a proposal. With respect to the adoption of the shareholder proposal, broker non-votes are not counted for purposes of determining whether a proposal has been approved.

        For shares other than shares held in the Fluor retirement plans, unless otherwise directed in the proxy card, the proxyholders named therein will vote in accordance with the recommendation of the Board of Directors (1) FOR the election of the three director nominees listed below, (2) FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2010 and (3) AGAINST the shareholder proposal recommending an independent Board chair. As to any other business that may properly come before the meeting, the proxyholders will vote in accordance with their best judgment, although the company does not presently know of any other business.

        For shares held in the company retirement plans, voting instructions must be received by 5:59 p.m. Eastern Daylight Time on May 4, 2010, in order for the trustee to vote your shares in accordance with your instructions. If your voting instructions are not received by 5:59 p.m. Eastern Daylight Time on May 4, 2010, or if you do not provide properly completed and executed voting instructions, any shares you hold in the company retirement plans will be voted by the trustee in favor of the three nominees for director, and in proportion to the manner in which the other company retirement plan participants vote their shares with respect to the other proposals.

ELECTION OF DIRECTORS

Proposal 1

        In accordance with the company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which provide for a "classified" board, the three Class II directors, James T. Hackett, Kent Kresa and Nader H. Sultan, have been nominated for election at the Annual Meeting to serve a three-year term expiring at the annual meeting in 2013 and until their respective successors are elected and qualified.

        Each of the three nominees listed above has agreed to serve as a director of the company if elected. The company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve. If any of the nominees decline or are unable to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

        Under the standard applicable to the company's director elections, a director must receive the affirmative vote of a majority of the votes cast; except that directors shall be elected by a plurality of the votes cast if as of the record date for such meeting the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" that director nominee. If an incumbent director is not re-elected, under procedures established by our Governance Committee, the director is required to tender his or her resignation for consideration by the Board. The Governance Committee will consider the resignation and make a recommendation to the Board on whether to accept or reject the resignation. The Board will then publicly announce its decision regarding whether to accept the resignation and, if not, the reasons why.

Biographical Information, Including Experience, Qualifications, Attributes and Skills

        The following biographical information is furnished with respect to each of the three nominees for election at the Annual Meeting and each of the Class III and Class I directors whose terms will continue after the Annual Meeting. The information presented includes information each director has given us about his or her age, all positions he or she holds with us, his or her principal occupation and business experience for the past five years, and the names of other public companies of which he or she currently serves or has served as a director in the last five years. Directors are shown as serving from the dates of their original elections to the Board of Directors of Fluor prior to its reverse spin-off transaction in November 30, 2000 wherein Fluor's coal segment was separated from Fluor's other businesses and became Massey Energy Company.

        As discussed further below under "Corporate Governance—Consideration of Director Nominees," the Governance Committee is responsible for reviewing with the Board of Directors on an annual basis the appropriate skills and characteristics required of members of the Board in the context of the current make-up of the Board. The company's directors have experience with businesses that operate in industries in which the company operates, such as oil and gas and government contracting, or have particular skills that are beneficial to the company's business, such as knowledge of financial matters, risk oversight, government contracting and familiarity with non-U.S. markets. The following information highlights the specific experience, qualifications, attributes and skills that our individual directors possess which have led the Governance Committee to conclude that each such individual should continue to serve on the company's Board of Directors.

Class II Director Nominees

JAMES T. HACKETT, age 56.
Director since 2001; member of the Governance and Organization and Compensation Committees.
Chairman (since January 2006) and President and Chief Executive Officer (since December 2003) of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company.
Mr. Hackett is also a director of Halliburton Company, Houston, Texas; and Anadarko Petroleum Corporation, The Woodlands, Texas. He has also served as a director of Temple-Inland, Inc. (Austin, Texas) in the last five years.
Mr. Hackett has extensive knowledge of the global oil and gas industry based on his experience as Chairman and Chief Executive Officer of Anadarko Petroleum Corporation, former Chairman and CEO of Ocean Energy and former President and COO of Devon Energy. His several decades of executive experience, as well as his experience serving on other public company boards and as the current Chairman of the Board of the Federal Reserve Bank of Dallas, enable him to provide respected financial guidance, as well as perspective about the ever-evolving energy market from which we derive a substantial portion of our revenues.

KENT KRESA, age 71.
Director since 2003; Chairman of the Audit Committee and member of the Executive and Organization and Compensation Committees.
Chairman Emeritus of Northrop Grumman Corporation, a global defense company, since September 2003; formerly Chairman and Chief Executive Officer of Northrop Grumman Corporation from 1990 until April 2003.
Mr. Kresa is also the Chairman of the Board of Avery Dennison Corporation, Pasadena, California; a director of General Motors Corporation, Detroit, Michigan; and a director of MannKind Corporation, Valencia, California.
Mr. Kresa's experience as the former Chairman and Chief Executive Officer of the major defense contractor, Northrop Grumman Corporation, provides him with an extensive knowledge of financial and accounting matters for complex global organizations as well as a thorough understanding of the intricacies of government contracting. Additionally, his role as a director of other global companies, including as former chairman of Chrysler's audit committee, brings diverse knowledge to our Board. These skills provide our Board with special insight on matters relating to our financial reporting requirements as well as those affecting our Government business.

NADER H. SULTAN, age 61.
Director since 2009; member of the Governance Committee.
Senior Partner in F&N Consultancy, a firm specializing in high level strategic advice related to the energy industry, since September 2004; and Senior Advisor to the Carlyle Group's Middle East and North Africa region since May 2009. Former Chief Executive Officer of the Kuwait Petroleum Corporation.
Mr. Sultan is also the non-executive chairman of Ikarus Petroleum Holdings in Kuwait.
Mr. Sultan brings great insight and high-level strategic counsel to the Board as a result of his more than 39 years of experience in the international energy business, most recently as a chief executive officer running a national oil company in the Middle East. He provides a valued global perspective with regard to national oil companies and the Middle East in terms of business operations, politics and culture. His opinions and understanding of the Middle East region are important since it is an area in which we are expanding our business presence and from which we have derived and are continuing to derive a portion of our revenues.

Class III Directors—Term Expires 2011

ILESANMI ADESIDA, age 60.
Director since 2007; member of the Audit and Organization and Compensation Committees.
Dean of the College of Engineering, University of Illinois at Urbana-Champaign since June 2006; Donald Biggar Willet Professor of Engineering at the University of Illinois at Urbana-Champaign since August 2003; joined the faculty of the University of Illinois at Urbana-Champaign in 1987.
As the leader of one of the most prestigious engineering schools in the United States and a member of the National Academy of Engineering, Dr. Adesida is uniquely qualified to serve on our Board due to his vast knowledge of science and technology. He provides the Board with a keen understanding of what engineers entering the work place are able to help the company accomplish. In addition, his prowess as an academician and leadership at the University of Illinois at Urbana-Champaign, as well as his global background and perspectives, provide the Board with insight into the geographically diverse nature of our business.

PETER J. FLUOR, age 62.
Director since 1984; Lead Independent Director since February 2003; Chair of the Organization and Compensation Committee and member of the Executive and Governance Committees.
Chairman and Chief Executive Officer of Texas Crude Energy, Inc., an international oil and gas exploration and production company, since 2001.
Mr. Fluor is also a director of Anadarko Petroleum Corporation, The Woodlands, Texas; and Cameron International Corporation, Houston, Texas. He has also served as a director of Devon Energy Corporation (Oklahoma City, Oklahoma) in the last five years.
Mr. Fluor has more than 38 years of executive experience in the energy industry, most recently as Chairman and Chief Executive Officer of Texas Crude Energy, Inc. His vast knowledge of the global oil and gas industry and his experience managing international businesses, together with his unique heritage and understanding of our company's legacy, truly make him an invaluable asset to our Board. Mr. Fluor is our longest serving board member, providing 25 consecutive years of board experience, with extensive knowledge of our business operations, clients and executives.

JOSEPH W. PRUEHER, age 67.
Director since 2003; member of the Governance and Organization and Compensation Committees.
Schlesinger Professor, University of Virginia, since 2009; formerly Consulting Professor and Senior Advisor, Stanford University, from 2001 to 2009; U.S. Ambassador to the People's Republic of China from 1999 to 2001; and Admiral, U.S. Navy (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999.
Admiral Prueher is also a director of Emerson Electric Co., St. Louis, Missouri; and DynCorp International Inc., Falls Church, Virginia. He has also served as a director of Merrill Lynch & Co., Inc. (New York, New York), Bank of America Corporation (New York, New York) and The Wornick Company, a wholly-owned subsidiary of TWC Holding LLC (Cincinnati, Ohio) in the last five years.

Admiral Prueher has more than 40 years of experience in dealing with military, security, foreign policy and global business matters. He brings to the Board an international, informed and seasoned set of perspectives, a well-developed engineering background, and extensive expertise and insights on Asia and the Pacific and business dealings with the U.S. Federal government. Admiral Prueher strengthens our Board's ability to provide meaningful oversight and strategic guidance with regard to global operations, especially in relation to our Government business.

SUZANNE H. WOOLSEY, age 68.
Director since 2004; member of the Audit and Governance Committees.
Formerly Chief Communications Officer (from 2000 to 2003) and Chief Operating Officer (from 1993 to 2000) of The National Academies, an independent, federally chartered policy institution that acts as an advisor to the nation on science, engineering and medicine.
Dr. Woolsey is also a trustee of the mutual funds distributed by Van Kampen Funds, Inc., Oakbrook Terrace, Illinois. She has also served as a director of Neurogen Corp. (Branford, Connecticut) in the last five years.
Dr. Woolsey's broad range of experience in public policy, corporate and not-for-profit governance, operations and communications brings an informed perspective to the Board. Her years of working in the U.S. government (where, among other things, as a senior staff member of the Office of Management and Budget, she oversaw a significant portion of the federal budget), as a consulting partner for Coopers & Lybrand and COO of The National Academies of Sciences and Engineering give her a deep understanding of financial management, organizational governance and project management that allows her to provide valued counsel to the Board.

Class I Directors—Term Expires 2012

PETER K. BARKER, age 61.
Director since 2007; member of the Audit and Governance Committees.
California Chairman of JP Morgan Chase & Co. since September 2009; Partner at Goldman Sachs & Company until his retirement in May 2002; joined Goldman Sachs & Company in November 1971.
Mr. Barker is also a director of Avery Dennison Corporation, Pasadena, California. He has also served as a director of GSC Investment Corp. (New York, New York) in the last five years.
Mr. Barker's vast experience in international financial and banking matters at JPMorgan Chase & Co. and Goldman Sachs make him a valued member of our Board and Audit Committee. His almost 40 years of experience allow him to counsel the Board on matters such as capital structure, mergers, acquisitions, financings and strategic planning as well as with regard to general business trends, accounting and financial matters.

ALAN L. BOECKMANN, age 61.
Director since 2001; Chairman of the Board and Chair of the Executive Committee.
Chairman and Chief Executive Officer of Fluor since February 2002; joined Fluor in 1979 with previous service from 1974 to 1977.
Mr. Boeckmann is also a director of BHP Billiton, Melbourne, Australia. He has also served as a director of Archer Daniels Midland Company (Decatur, Illinois) and Burlington Northern Santa Fe Corporation (Fort Worth, Texas) in the last five years.
Mr. Boeckmann's experience as Chief Executive Officer of Fluor Corporation and his 36 years of experience with the company give him a deep knowledge of the company's challenges, opportunities and operations. Additionally, his service as a director of other global public companies allows him to bring a diverse knowledge of strategy, finance and operations to our Board.

DEAN R. O'HARE, age 67.
Director since 1997; Chair of the Governance Committee and member of the Executive and Audit Committees.
Chairman and Chief Executive Officer of The Chubb Corporation, the holding company for the Chubb Group of Insurance Companies, from June 1988 until his retirement in December 2002; joined The Chubb Corporation in 1963.
Mr. O'Hare is also a director of H.J. Heinz Company, Pittsburgh, Pennsylvania; and AGL Resources, Inc., Atlanta, Georgia.
Mr. O'Hare's experience as the Chief Executive Officer of The Chubb Corporation, a global insurance company in the Fortune 500, contributes significantly to our Board's discussions of risk oversight, financial matters and international operations. His 40 years of experience with products that assist clients in managing exposure and minimizing risks allow him to provide insight to the Board on risk management, strategy and global operations. Additionally, his role as a director of other global companies brings diverse knowledge to our Board.

Board Recommendation

        The Board of Directors recommends a vote FOR the election of James T. Hackett, Kent Kresa and Nader H. Sultan.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF
EXECUTIVE OFFICERS AND DIRECTORS

        The following table contains information regarding the beneficial ownership of our common stock as of March 2, 2010 by:

  •
  each director and nominee for director;

  •
  each executive officer named in the Summary Compensation Table below; and

  •
  all current directors and executive officers of the company as a group.

        Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Fluor Stock-Based Holdings(2)	Percent of Shares Beneficially Owned(3)
Class II Director Nominees:
James T. Hackett	15,335	37,474	*
Kent Kresa	12,335	36,014	*
Nader H. Sultan	1,410	3,500	*
Class III Directors:
Ilesanmi Adesida	4,967	12,610	*
Peter J. Fluor	77,053	258,203	*
Joseph W. Prueher	9,654	20,544	*
Suzanne H. Woolsey	8,985	10,695	*
Class I Directors:
Peter K. Barker	8,967	15,742	*
Alan L. Boeckmann(4)	614,444	754,575	*
Dean R. O'Hare	25,887	61,404	*
Other Named Executives:			*
Stephen B. Dobbs	50,586	105,581	*
Kirk D. Grimes	51,296	67,773	*
John L. Hopkins	69,783	86,260	*
David T. Seaton	37,393	109,766	*
D. Michael Steuert	149,959	191,207	*
All directors and executive officers as a group (21 persons)	1,211,367	1,918,075.68%

*
owns less than 1% of the outstanding common stock

(1)
The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have "beneficial ownership" of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or vesting of restricted stock units. This number of shares beneficially owned therefore includes all restricted stock, shares held in the company's 401(k) plan, and shares that may be acquired within 60 days pursuant to the exercise of stock options or vesting of restricted stock units. Included in the number of shares beneficially owned by Messrs. Boeckmann, Dobbs, Grimes, Hopkins, Seaton and Steuert, and all directors and executive officers as a group, are 275,858, 33,086, 23,790, 33,538, 25,014, 101,910 and 539,851 shares, respectively, subject to stock options exercisable or restricted stock units vesting within 60 days after March 2, 2010.

(2)
Combines beneficial ownership of shares of our common stock with (i) deferred directors' fees held by certain non-management directors as of March 2, 2010, in an account economically equivalent to our common stock (but payable in cash as described in "Director Compensation" on page 50 of this proxy statement), (ii) restricted stock units held by directors (which are payable in cash upon vesting of tandem restricted stock) and (iii) restricted stock units held by executive officers (which are payable in shares of common stock upon vesting). This column indicates the alignment of the named individuals and group with the interests of the company's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of Fluor's common stock. The additional amounts described in clauses (i), (ii) and (iii) of this footnote are not included in the calculation of the percentages contained in the Percent of Shares Beneficially Owned column of this table.

(3)
The percent ownership for each shareholder on March 2, 2010 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 178,799,261 shares (the total number of shares outstanding on March 2, 2010) plus any shares acquirable (including upon exercise of stock options or vesting of restricted stock units) by that person within 60 days after March 2, 2010.

(4)
This individual is also a named executive. Includes 39,333 shares held in a margin account and deemed to be pledged as of March 2, 2010.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table contains information regarding the beneficial ownership of our common stock as of March 2, 2010 by the shareholders our management knows to beneficially own more than 5% of our outstanding common stock. The percentage of ownership is calculated using the number of outstanding shares on March 2, 2010.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
FMR LLC and related entities	10,758,433	(1)	6.0%
BlackRock, Inc.	10,187,276	(2)	5.7%

(1)
Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by FMR LLC ("FMR") and Edward C. Johnson 3d ("Mr. Johnson"), wherein they reported the beneficial ownership of 10,758,433 shares. They state that Fidelity Management & Research Company ("Fidelity") is a wholly-owned subsidiary of FMR and is the beneficial owner of 10,187,163 shares as a result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each have sole power to dispose of the 10,187,163 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' boards of trustees and is carried out by Fidelity; Strategic Advisors, Inc. ("SAI") is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals, and as such, FMR's beneficial ownership includes 41,103 shares beneficially owned through SAI; Pyramis Global Advisors, LLC ("PGA") is an indirect wholly-owned subsidiary of FMR and is the beneficial owner of 112,360 shares as a result of its serving as an investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power and sole power to vote or to direct the voting of 112,360 shares; Pyramis Global Advisors Trust Company ("PGATC") is an indirect wholly-owned subsidiary of FMR and is the beneficial owner of 95,662 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 95,662 shares and sole power to vote or to direct the voting of 95,662 of those shares; and Fidelity International Limited ("FIL") is the beneficial owner of 322,145 shares, of which shares FMR disclaims beneficial ownership. The address of FMR, Fidelity and SAI is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGA and PGATC is 900 Salem Street, Smithfield, Rhode Island 02917. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. The company believes that the address of Mr. Johnson is the same as that of FMR.

(2)
Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc. ("BlackRock"), which indicates that BlackRock has sole voting power and sole dispositive power relative to 10,187,276 shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Fluor common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based solely upon a review of filings with the Securities and Exchange Commission, a review of company records and written representations by our directors and executive officers, the company believes that Mr. Flowers made one late filing on Form 4 relating to two gifts in June 2007 and one sale in June 2009. Mr. Hopkins made one late filing on Form 4 relating to sales in each of 2003 and 2007. In addition, each of Admiral Prueher and Mrs. Martinez made one late filing on Form 4 relating to the reinvestment of dividends on three and four occasions, respectively, in 2008.

CORPORATE GOVERNANCE

General

        The company has long believed that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that Fluor is managed for the long-term benefit of its shareholders. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies.

        In 2009 and 2010, our Board amended the charters for our Executive, Governance and Organization and Compensation Committees as well as the company's Corporate Governance Guidelines. In addition, we amended our Amended and Restated Bylaws to eliminate the presumption that the Chairman of the Board and Chief Executive Officer positions are always combined. You can access our current committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, as well as other information regarding our corporate governance practices, in the investor relations section of our website at www.fluor.com. Our Code of Business Conduct and Ethics for Fluor employees can be found in the sustainability section of our website.

Determination of Independence of Directors

        Under New York Stock Exchange rules and our Corporate Governance Guidelines, a director of Fluor qualifies as "independent" only if the Board of Directors affirmatively determines that the director has no material relationship with Fluor (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Fluor). A relationship is "material" if, in the judgment of the Board, the relationship would interfere with the director's independent judgment. In making independence determinations, the Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

        A director, however, is not independent if any of the following are true:

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  The director is, or has been within the last three years, an employee of Fluor, or an immediate family member is, or has been within the last three years, an executive officer, of Fluor.

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  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Fluor, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, however, that compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test. Additionally, compensation received by an immediate family member for service as an employee of Fluor (other than as an executive officer) need not be considered in determining independence under this test.

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  (A) The director is a current partner or employee of a firm that is Fluor's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on Fluor's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Fluor's audit within that time.

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  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Fluor's present executive officers at the same time serves or served on that company's compensation committee.

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  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Fluor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

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  The director (or his or her spouse) is an executive officer or a member of the board of directors of a non-profit organization that the company or the Fluor Foundation made charitable contributions to in a single year in excess of the greater of 2% of such charitable organization's consolidated gross revenues or $100,000, excluding any matching gifts made by the Fluor Foundation in connection with donations by Fluor employees or directors.

        Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2010. During this review, the Board of Directors considered transactions and relationships between each director (including any member of his or her immediate family) and the company and its subsidiaries and affiliates, including those reported under "Certain Relationships and Related Transactions" below. In making independence determinations, the Board considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. As provided in our Corporate Governance Guidelines, the purpose of this review is to determine whether any such relationships or transactions would interfere with the director's independent judgment, and therefore be inconsistent with a determination that the director is independent.

        When assessing the independence of the directors, the Board reviewed all payments made to or received by any entity, within the last three fiscal years, for which a Fluor Board member or an immediate family member of a Board member serves as either an employee or board member. Specifically, the Board considered that certain directors (Mr. Barker, Mr. Fluor, Mr. Kresa, Admiral Prueher, Mr. Sultan and Dr. Woolsey) are either board members of, or have immediate family members who are board members of, entities that did business with the company in years 2009, 2008 and/or 2007. In addition, Mr. Barker is an employee of JP Morgan Chase & Co., with whom the company did business in 2009, 2008 and 2007. However, in each case, the payments to or from any of the foregoing entities did not exceed the greater of $1 million or 2% of such other entity's consolidated gross revenues for any one of the last three fiscal years, and therefore fell below the thresholds of the company's independence standards disclosed above. With regard to Mr. Barker, who is not an executive officer of JP Morgan Chase & Co., payments made to JP Morgan Chase & Co. in each of the last three years were less than $50,000 for general banking services. In addition, payments made to a law firm at which his brother is a partner were below the independence thresholds, and his brother does not personally provide services to the company.

        In addition, the Board reviewed charitable contributions made to non-profit organizations for which any Board member (or their respective spouses) serves as an employee or on the board of directors. Specifically, the Board considered that certain directors and/or their family members (Mr. Adesida, Mr. Barker, Mr. Fluor, Mr. Hackett, Mr. Kresa, Mr. O'Hare, Admiral Prueher and Dr. Woolsey) are affiliated with non-profit organizations that received contributions from the company in years 2009, 2008 and/or 2007. No organization received contributions in a single year which exceeded the greater of 2% of such charitable organization's consolidated gross revenues or $100,000; and therefore these contributions fell below the thresholds of the company's independence standards discussed above. In fact, no organization received a contribution in excess of $30,000 in any one year.

        Finally, the Board reviewed the employment of J. Robert Fluor, II, the brother of Mr. Peter Fluor. Mr. J. Robert Fluor II served as Vice President—Community Relations of Fluor until his retirement in August 2009 and is now employed by a subsidiary of the company to provide ongoing community relations support. He did not, nor does he now, have policy-making authority, and therefore was not and is not an executive officer for purposes of the independence standards discussed above.

        As a result of this review, the Board of Directors affirmatively determined that the following directors, including each of those directors standing for election at the Annual Meeting, are independent of the company and its management under New York Stock Exchange listing standards and the standards set forth in the Corporate Governance Guidelines: Dr. Adesida, Mr. Barker, Mr. Fluor, Mr. Hackett, Mr. Kresa, Mr. O'Hare, Admiral Prueher, Mr. Sultan and Dr. Woolsey. The Board of Directors determined, however, that Mr. Boeckmann was not independent under the standards because of his employment as the Chief Executive Officer of the company. The Board of Directors also determined that each of the members of the Audit, Governance and Organization and Compensation Committees has no material relationship with Fluor and is independent within the meaning of Fluor's director independence standards and New York Stock Exchange listing standards. In addition, we are not aware of any relationships of Mrs. Vilma Martinez or Mr. Peter Watson, who served as directors during 2009, that affected their independence during their service as directors in 2009 or 2010.

Board Leadership

        Mr. Boeckmann, the company's Chief Executive Officer, currently serves as the Chairman of our Board of Directors. Mr. Peter J. Fluor serves as the company's Lead Independent Director. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our Chief Executive Officer serve as Chairman of the Board. The Board has determined that Mr. Boeckmann, the individual with primary responsibility for managing the company's day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

        The Board, together with the Governance Committee, annually reviews the structure of the Board, and, as set forth in the company's Amended and Restated Bylaws and Corporate Governance Guidelines, the Board is empowered to choose any one of its members (and not just the Chief Executive Officer) as Chairman of the Board. The Board believes that the company has in place corporate best practices to ensure that the company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of the Chief Executive Officer to the Board. This structure is evidenced by the composition of the current Board of Directors and its committees. Our Board currently has ten members, nine of whom are independent based on our Board's consideration of our independence standards and the applicable New York Stock Exchange independence standards.

        Each of the Audit, Governance and Organization and Compensation Committees is composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nominations process, our corporate finance strategies and initiatives, and the integrity of our financial statements and internal controls over financial reporting. In addition, the independent members of our Board of Directors have designated the Chairman of the Organization and Compensation Committee, an independent director, as the Lead Independent Director. The Lead Independent Director's duties are closely aligned with the role of an independent, non-executive chairman.

Lead Independent Director

        To provide for independent leadership, in 2003, the Board created the position of Lead Independent Director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board of Directors in which management directors and other members of management do not participate. The Lead Independent Director also approves agendas and schedules for meetings of the Board and information sent to the Board, chairs Board meetings in the Chairman's absence, acts as a liaison between the independent directors and the Chairman, provides guidance on the director orientation process for new Board members, provides consultation and communications to shareholders as appropriate and monitors communications to the Board from shareholders and other interested parties. In 2009, the independent members of the Board of Directors designated Mr. Peter J. Fluor to serve in this position for a three-year term that expires in February 2012.

Consideration of Director Nominees

  Shareholder Recommendations

        The policy of the Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under "—Identifying and Evaluating Nominees for Director." In evaluating those recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "—Director Qualifications and Diversity" below. Any shareholder wishing to recommend a candidate for consideration by the Governance Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as director. This information should be addressed to Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. In addition, our Amended and Restated Bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. See "Additional Information—Advance Notice Procedures" on page 58 of this proxy statement, and Section 2.04 of our Amended and Restated Bylaws, which are included in the investor relations portion of our website at www.fluor.com.

  Director Qualifications and Diversity

        The Board of Directors believes that the Board, as a whole, should include individuals with a diverse range of experience to give the Board both depth and breadth in the mix of skills represented for the benefit of our shareholders. As provided in our Corporate Governance Guidelines, while all directors should possess business acumen and must exercise sound judgment in their oversight of our operations, the Board endeavors to include in its overall composition an array of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, the Board and Governance Committee consider the qualifications of directors and director nominees both individually and in the broader context of the Board's overall composition and the company's current and future needs.

        Our Corporate Governance Guidelines contain Board membership criteria that apply to current directors as well as nominees for director. The Governance Committee is responsible for reviewing with the Board on an annual basis (and as needed) the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This annual review takes into consideration issues of diversity of background (including gender, race, ethnicity and age), experience and skills. Certain criteria that our Board looks for in a candidate include, among other things, an individual's business experience and skills, judgment, independence, integrity, reputation and international background, the individual's understanding of such areas as finance, marketing, regulation and public policy, whether the individual has the ability to commit sufficient time and attention to the activities of the Board and the absence of any potential conflicts with the company's interests. The Board assesses its effectiveness in achieving these goals in the course of assessing director candidates, which is an ongoing process.

  Identifying and Evaluating Nominees for Director

        The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder recommendations for candidates for the Board. If a shareholder properly recommends an individual to the Governance Committee to serve as a director, all recommendations are aggregated and considered by the Governance Committee at a meeting prior to the issuance of the proxy statement for our Annual Meeting. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Governance Committee, which will consider the recommended candidate in light of the director qualifications discussed above. The Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

        In 2009, the company continued to employ Spencer Stuart, a professional search firm that researched and evaluated potential candidates for the Board. In 2009, Mr. Sultan, one of the director nominees, was recommended for nomination as a board member by Spencer Stuart.

Communications with the Board

        Individuals may communicate with the Board and individual directors by writing directly to the Board of Directors c/o Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. Shareholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing directly to the Lead Independent Director c/o the Chief Legal Officer and Secretary at the above address. The Lead Independent Director will, with the assistance of Fluor's internal legal counsel, be primarily responsible for monitoring any such communication from shareholders and other interested parties to the Board, individual directors, the Lead Independent Director or the independent directors as a group, and provide copies or summaries of such communications to the other directors as he or she considers appropriate.

        Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Board of Directors Meetings and Committees

        During 2009, the Board held eight meetings, one of which was an extensive two-day strategic planning session. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board committees on which he or she served.

        As discussed earlier, the Lead Independent Director presides over all "executive sessions" of the independent directors. Executive sessions of independent directors must take place at least quarterly according to our Corporate Governance Guidelines. During 2009, five executive sessions of independent directors were held.

        A Board meeting immediately follows the Annual Meeting. The Board has a policy that directors attend the annual meeting of shareholders each year. All directors attended the 2009 annual meeting of shareholders.

        The standing committees of the Board consist of an Audit Committee, Executive Committee, Governance Committee and Organization and Compensation Committee. Each committee has a charter that has been approved by the Board. With the exception of the Executive Committee, each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Any recommended changes to the charters are then submitted to the Board for approval.

  Audit Committee

        The current members of the Audit Committee are Kent Kresa (Chair), Ilesanmi Adesida, Peter K. Barker, Dean O'Hare and Suzanne H. Woolsey. All current members qualify, and all members during 2009 qualified, as "independent" within the meaning of Securities and Exchange Commission regulations, the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. The Board has determined that each of Mr. Kresa, Mr. Barker and Mr. O'Hare qualify as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. None of the members of the Audit Committee serve on the audit committees of more than two other public companies.

        The Audit Committee held seven meetings during 2009, one of which was to review the company's 2008 Annual Report, Form 10-K and proxy materials for the 2009 annual meeting. At the end of each of the four regular meetings of the Committee, the members of the Audit Committee met privately with the company's independent registered public accounting firm, the company's head of internal audit and other members of management, without the presence of any other company officers or personnel.

        The Audit Committee acts pursuant to the Audit Committee Charter. A copy of this charter is available on the company's website at www.fluor.com under "About Fluor"—"Investor Relations"—"Corporate Governance"—"Corporate Governance Documents." The functions of the Audit Committee and its activities during 2009 are described in the "Report of the Audit Committee" section of this proxy statement.

  Executive Committee

        When the Board is not in session, the Executive Committee has all of the power and authority of the Board, subject to applicable laws, rules, regulations and listing standards of the New York Stock Exchange. The current members of the Executive Committee are Alan L. Boeckmann (Chair), Peter J. Fluor, Kent Kresa and Dean R. O'Hare. In 2009, the Executive Committee met twice and took action by unanimous written consent on five occasions.

  Governance Committee

        The current members of the Governance Committee are Dean R. O'Hare (Chair), Peter K. Barker, Peter J. Fluor, James T. Hackett, Joseph W. Prueher, Nader H. Sultan and Suzanne H. Woolsey. All current members qualify, and all members during 2009 qualified, as "independent" within the meaning of the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. During 2009, the Governance Committee held four meetings.

        The Governance Committee's primary responsibilities, which are discussed in detail within its charter, are to:

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  identify qualified candidates to be nominated for election to the Board and directors qualified to serve on the company's committees;

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  oversee the independence of the directors;

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  develop, implement, monitor and oversee policies and practices relating to corporate governance, including the company's Corporate Governance Guidelines and Code of Business Conduct and Ethics for Members of the Board of Directors;

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  oversee the annual evaluation of the Board and determine non-management director compensation; and

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  develop, review and evaluate background information for any candidates for the Board, including those recommended by shareholders, and make recommendations to the Board regarding such candidates. For information relating to nominations of directors by our shareholders, see "—Consideration of Director Nominees" above.

        The Governance Committee has the ability, under its charter, to engage, retain and terminate the services of outside legal counsel, search firms and other advisors for advice. In 2009, a third party search firm, Spencer Stuart, researched and provided recommendations regarding potential new directors.

        The charter of the Governance Committee was amended in October 2009 and is available on the company's website at www.fluor.com under "About Fluor"—"Investor Relations"—"Corporate Governance"—"Corporate Governance Documents."

  Organization and Compensation Committee

        The current members of the Organization and Compensation Committee are Peter J. Fluor (Chair), Ilesanmi Adesida, James T. Hackett, Kent Kresa and Joseph W. Prueher. All current members qualify, and all members during 2009 qualified, as "independent" within the meaning of the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. The Organization and Compensation Committee held five meetings during 2009. Four of the five meetings included an executive session attended by the Committee and its independent compensation advisor. The one meeting that did not have an executive session was a teleconference. In 2009, the Organization and Compensation Committee took action by unanimous written consent on one occasion.

        The Committee has the ability under its charter to engage, retain and terminate the services of outside legal counsel, compensation consultants and other advisors. In 2009, the Committee again engaged Frederic W. Cook & Co., Inc. to serve as the Committee's independent compensation consultant and to advise the Committee on all matters related to executive compensation. The compensation consultant conducts an annual review of the total compensation program for the Chief Executive Officer and other senior management reporting to him and, in doing so, completes a report benchmarking the senior executives against other executives with similar titles in order to assist the Committee in making compensation decisions. The 2009 compensation review provided the Committee with relevant market data and alternatives to consider when making compensation decisions in 2009 for the Chief Executive Officer and other senior management reporting to him. In addition, in early 2010, the compensation consultant conducted a broad-based review of the company's compensation programs and policies and discussed its findings with the Committee, indicating that the company's compensation programs do not encourage behaviors that would create material risk for the company. Frederic W. Cook & Co., Inc. also provided verbal advice to the Committee at the meetings, attended executive sessions of the Committee to respond to questions, and had individual calls and meetings with the Chair of the Committee to provide advice and perspective on executive compensation issues. Frederic W. Cook & Co., Inc. was engaged by, and reports directly to, the Committee and does not perform any other services for the company.

        The Organization and Compensation Committee's primary responsibilities, which are discussed in detail within its charter, are to:

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  review and monitor the company's top level organizational structure and senior management succession planning and recommend the appointment of corporate officers and group executive officers of the company's principal operating units;

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  review and approve compensation strategy, set corporate goals and objectives relevant to the Chief Executive Officer, corporate officers and group executive officers, evaluate the achievement of these goals and set compensation levels; and

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  establish the base salary, incentive compensation and other compensation for the company's Chief Executive Officer and review and approve the Chief Executive Officer's recommendations for senior management reporting to him.

        The compensation of the non-management directors is reviewed by the Governance Committee.

        The Organization and Compensation Committee has the authority under its charter to delegate any portion of its responsibilities to a subcommittee denominated by it when appropriate, but did not do so in 2009.

        The charter of the Organization and Compensation Committee was amended in July 2009 and is available on the company's website at www.fluor.com under "About Fluor"—"Investor Relations"—"Corporate Governance"—"Corporate Governance Documents."

        The responsibilities of our Organization and Compensation Committee and its activities during 2009 are further described in the "Compensation Discussion and Analysis" section of this proxy statement.

Certain Relationships and Related Transactions

        Peter J. Fluor, a member of our Board, is the brother of J. Robert Fluor, II, who was our Vice President—Global Public Affairs until his retirement in August 2009. J. Robert Fluor, II has recently accepted employment by a Fluor subsidiary to assist with ongoing community relations efforts. J. Robert Fluor, II has been employed by the company since 1967 and has not performed a policy-making function during his employment. During 2009, he earned total compensation of approximately $625,000. This figure was determined by applying the same principles used to calculate total compensation for the named executives in the Summary Compensation Table below. His salary for 2010 is $335,400. Peter J. Fluor joined our Board in 1984. The Organization and Compensation Committee, of which Peter J. Fluor is the Chair, did not individually review or approve J. Robert Fluor, II's compensation.

Review and Approval of Transactions with Related Persons

        The company has adopted a written policy for approval of transactions to which the company is a party and the aggregate amount involved in the transaction will or may be expected to exceed $100,000 in any calendar year if any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members have or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

        The policy provides that the Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. In addition, the Board has delegated authority to the Chair of the Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Governance Committee for its review in connection with each regularly scheduled Governance Committee meeting.

        The Governance Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include, but are not limited to:

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  employment of immediate family members of directors, director nominees, executive officers and greater-than-5% beneficial owners in non-executive positions with the company;

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  business transactions with other companies at which a related person's only relationship is as an employee (other than an executive officer) if the amount of business falls below the thresholds in the New York Stock Exchange's listing standards and the company's director independence standards; and

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  contributions to non-profit organizations at which a related person's only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the organization's consolidated gross annual revenues.

        At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Governance Committee for its review.

Risk Management Oversight

        As part of its oversight function, the Board monitors how management operates the company. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the company faces. In addition, the Board discusses risks related to the company's business strategy at the annual strategic planning meeting every June. The Board also delegates responsibility for the oversight of certain risks to the Board's committees.

        Under the Audit Committee charter, the Audit Committee is responsible for reviewing and discussing with management the company's most significant risks, methods of risk assessment, risk mitigation strategies, and the overall effectiveness of the company's guidelines, policies and systems with respect to risk assessment and management. In particular, the Audit Committee considers risk issues associated with our overall financial reporting, disclosure process and legal compliance, as well as accounting risk exposure. The Audit Committee is provided quarterly reports on enterprise risk management, including the economic, geographic and market risks facing our company. In carrying out its responsibilities related to risk oversight, the Audit Committee meets with the Chief Financial Officer, the Chief Accounting Officer, the Chief Compliance Officer, the head of internal audit and the independent registered public accounting firm in executive sessions at least quarterly, and with the Chief Legal Officer as determined from time to time by the Audit Committee, to discuss particular risks facing the company.

        The Organization and Compensation Committee is also tasked with certain elements of risk oversight. The Organization and Compensation Committee annually reviews the company's compensation policies and programs, as well as the mix of short-term and long-term compensation, to confirm that our compensation programs do not encourage unnecessary and excessive risk taking. Finally, the Governance Committee is responsible for overseeing governance issues that may create governance risks, such as board composition, director selection and the other governance policies and practices that are critical to the success of the business. Each of the Audit Committee, Governance Committee and Organization and Compensation Committee report quarterly to the Board of Directors regarding the areas of risk they oversee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2009, Peter J. Fluor, Ilesanmi Adesida, Peter K. Barker, James T. Hackett, Kent Kresa, Joseph W. Prueher and Peter S. Watson served on the Organization and Compensation Committee. As discussed above under "Certain Relationships and Related Transactions," Peter Fluor's brother is an employee of a subsidiary of the company. There are no compensation committee interlocks between the company and other entities involving the company's executive officers and directors.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board in fulfilling its oversight responsibility for the:

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  company's accounting, reporting and financial practices, including the integrity of its financial statements;

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  company's compliance with legal and regulatory requirements;

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  independent registered public accounting firm's qualifications and independence;

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  performance of the company's internal audit function and independent registered public accounting firm; and

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  preparation of this report.

        In carrying out these responsibilities, the Audit Committee, among other things, supervises the relationship between the company and its independent registered public accounting firm, including making decisions with respect to its appointment or removal, reviewing the scope of its audit services, pre-approving audit engagement fees and non-audit services and evaluating its independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the company's systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

        The company's management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the company's system of internal controls. The independent registered public accounting firm's responsibilities include auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.

        As part of its oversight of the company's financial statements, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the company's independent registered public accounting firm, the audited financial statements of the company for the fiscal year ended December 31, 2009. The Audit Committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and an opinion on the company's internal control over financial reporting, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, the independent registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP the registered public accounting firm's independence from the company and its management, and considered the compatibility of non-audit services with the registered public accounting firm's independence.

        Based on its review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as the company's independent registered public accounting firm for 2010.

The Audit Committee
Kent Kresa Ilesanmi Adesida Peter K. Barker Dean R. O'Hare Suzanne H. Woolsey

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis is intended to provide shareholders with an understanding of how our compensation programs are designed and operate in practice with respect to named executives. Our named executives are those individuals who served as our Chairman and Chief Executive Officer and Chief Financial Officer during 2009, as well as the other individuals included in the Summary Compensation Table on page 33.

        The Organization and Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and implementing the company's executive compensation philosophy. The Committee reviews and determines all components of named executives' compensation, including making individual compensation decisions, and reviewing and revising the company's compensation plans, programs and other arrangements.

Overview of 2009 Compensation

        Our named executives' compensation for 2009 was less than 2008 levels due to lower payments under our annual and long term incentive programs. While net earnings and the achievement of other corporate measures remained strong despite the challenging global economic conditions, growth targets for those measures were only met and not exceeded in most instances. The targets were set prior to the magnitude of the financial crisis becoming known, and no adjustments were made during the year to account for the impact of the struggling economy on the company's results. In addition, payouts under the Value Driver Incentive portion of our long term incentive plan reflected 2009 new awards that were lower than the record-breaking new awards in 2008. Thus, while the company, as a whole, was very profitable in 2009, the compensation levels did not match those reached in 2008.

        Based on our performance in 2009, the following is an overview of 2009 compensation for our named executives:

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  Base salary.  With the exception of a salary change related to a change in position, salaries were not increased from 2008 levels.

  •
  Annual and long term incentive payments.  Incentive payments under our annual and long term programs generally were significantly lower than 2008 but were close to (or just below) the target achievement outlined in our 2009 plans. The lower payouts were the result of the higher 2009 performance targets and lower new awards, as discussed above.

  •
  Long term incentive awards.  Awards under cash-based and equity-based long term incentive programs were at levels consistent with 2008. Named executives also shared the effects of the market decline with our shareholders, with the value of equity tracking the value of our common stock.

Compensation Philosophy and Objectives

        The Committee has established the following compensation philosophy and objectives for the company's named executives:

  •
  Align the interests of named executives with those of the shareholders.  The Committee believes it is appropriate to tie a significant portion of executive compensation to the value of the company's stock in order to closely align the interests of named executives with the interests of our shareholders. The Committee also believes that executives should have a meaningful ownership interest in the company and has established and regularly reviews executive stock ownership guidelines.

  •
  Have a significant portion of pay that is performance-based.  Fluor expects superior performance. Our executive compensation programs are designed to reward executives when performance results for the company and the executive meet or exceed stated objectives. The Committee believes that compensation paid to executives should be closely aligned with the performance of the company.

  •
  Provide competitive compensation.  The company's executive compensation programs are designed to attract, retain and motivate highly qualified executives critical to achieving Fluor's strategic objectives and building shareholder value.

        The Committee reviews the company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the company's strategic goals or other relevant factors. In each of the last three years, the Committee determined that no revisions to the executive compensation philosophy and objectives were necessary. In addition, the Committee reviewed the incentive compensation e provide to our named executives, including evaluating the mix of programs and performance criteria, the Committee's ability to exercise discretion over certain components of compensation and our risk management practices generally. Based on this review, the Committee believes that our executive compensation programs are designed to appropriately align compensation with our business strategy and not to encourage behaviors that could create material adverse risks to our business.

Establishing Executive Compensation

        Since 2003, the Committee has engaged the services of George Paulin, Chief Executive Officer of Frederic W. Cook & Co., Inc., as independent compensation consultant to advise the Committee on all matters related to executive compensation, as further described on page 18. In making compensation decisions, the Committee looks at the practices of a group of publicly-traded peer companies (the "Compensation Peer Group"). The Compensation Peer Group consists of companies with similar business and financial characteristics, as well as companies with which Fluor competes for business, talent or shareholder investments.

        The Compensation Peer Group was first established in 2003 based on a recommendation by the Committee's compensation consultant at that time. Since then, the Committee has annually reviewed the Compensation Peer Group. Generally, based on input from the company's consultant and human resources staff, modest refinements have been made to reflect market events as well as mergers and acquisitions. In addition, the Committee reviews financial characteristics like revenues and employee size, as well as industry and complexity of operations, when selecting potential peer companies for its Compensation Peer Group. In 2009, as a result of this review, two companies were removed as a result of their acquisition by other companies; and one company was added that met the criteria of the other companies in our Compensation Peer Group. These changes decreased our Compensation Peer Group from forty-two companies to forty-one companies. For comparison purposes, Fluor's annual revenues approximate the median revenues of the companies in the Compensation Peer Group. The companies comprising Fluor's Compensation Peer Group for purposes of determining 2009 compensation were:

• Accenture	• Jacobs Engineering Group Inc.
• AES Corporation	• KBR, Inc.
• Ashland Inc.	• L-3 Communications Holdings Inc.
• Boeing Corporation	• Lockheed Martin Corporation
• Chicago Bridge & Iron Company	• Manpower Inc.
• Computer Sciences Corporation	• McDermott International
• Constellation Energy	• Murphy Oil Corporation
• Dow Chemical	• Northrop Grumman Corporation
• Eastman Chemical Company	• Parker-Hannifin Corporation
• Eaton Corporation	• Raytheon Company
• EDS Corporation	• Rockwell Automation
• El Paso Corporation	• Ryder System Inc.
• Emcor Group Inc.	• Shaw Group Inc.
• Exelon Corporation	• Sunoco Inc.
• Foster Wheeler Ltd.	• Tesoro Corporation
• General Dynamics Corporation	• Textron Inc.
• Goodrich Corporation	• United Technologies Corporation
• Halliburton Company	• URS Corporation
• Hess Corporation	• Valero Energy Corporation
• Honeywell International Inc.	• Williams Companies Inc.
• Ingersoll-Rand Company Ltd.

        The Committee reviews benchmarking comparisons based on a job title comparison among the Compensation Peer Group. All job titles that appear to contain similar responsibilities are included in the benchmarking comparisons for each of the named executives.

        The Committee sets targets for the named executives as follows:

  •
  Base salary compensation is targeted at the 50th percentile for similar job titles, experience and tenure of executives within the Compensation Peer Group. The Committee believes targeting compensation at this level helps the company attract and retain executives.

  •
  Base salary plus annual incentive compensation is similarly targeted at the 50th percentile of the Compensation Peer Group for attainment of target-level company and individual performance objectives under the annual incentive program. Annual incentive payments may be made above the 50th percentile if above-target company and individual performance is attained. If company and individual objectives are not met, annual incentive compensation may be below the 50th percentile or not paid at all.

  •
  Total direct compensation, or base salary plus annual and long term incentive grants (cash-based and equity-based), is also targeted at the 50th percentile of the Compensation Peer Group for attainment of target-level company performance. Achievement of superior company performance and continued stock price appreciation will result in growth of actual total direct compensation over time. Below-target company performance and diminishing stock price appreciation will decrease actual total direct compensation.

  •
  Perquisite values, which are relatively small in relation to total direct compensation, are targeted at the 50th percentile of the Compensation Peer Group.

        A significant portion of total direct compensation is allocated to annual and long term incentives in accordance with the company's compensation philosophy. The Committee reviews the Compensation

Peer Group data each year to determine the appropriate level and mix of incentive compensation including cash-based and equity-based incentives. For 2009, the target allocation between base salary and all other types of incentive compensation (cash-based and equity-based) as a percentage of the total compensation for the Chief Executive Officer was approximately 14% in base salary and 86% in target annual incentive compensation and long term incentive award value. The target allocation mix for the Chief Financial Officer was approximately 23% in base salary and 77% in target annual incentive compensation and long term incentive award value. The target allocation mix was slightly different for all other named executives ranging from approximately 29% to 31% in base salary and 71% to 69% in target annual incentive compensation and long term incentive award value. The differences in the proportion of compensation that is at-risk among the named executives reflects the Committee's policy of providing greater at-risk compensation for executives with the highest amount of responsibility and impact on company results.

        In 2009, the Chief Executive Officer participated in the same compensation programs with similar metrics as other named executives. His compensation is higher than other named executives because the incentive targets reflect his additional responsibilities and the median target compensation of the peer group, therefore yielding higher payment opportunities.

Role of Company Management in Compensation Decisions

        Before the Committee makes decisions on base salary and annual and long term incentives, the Chief Executive Officer annually reviews compensation for the named executives other than himself and makes recommendations to the Committee based on individual and group performance. At the beginning of the year, he proposes to the Committee base salary adjustments for the current year, annual incentive award payments for the previous year and current-year long term incentive grants for each of the other named executives. The Committee reviews and approves the compensation actually paid to the named executives after consideration of the recommendations made by the Chief Executive Officer. The Committee may exercise discretion to modify named executives' compensation from that recommended by the Chief Executive Officer, but did not exercise that discretion for the named executives in 2009.

Components of 2009 Named Executive Compensation

Base Salary

        The company provides named executives with base salaries that provide a competitive, stable level of income, since most other elements of their compensation are at risk based on company performance. Base salary ranges for positions held by named executives are determined by setting the midpoint of the base salary range at the 50th percentile, and the minimum and maximum of the ranges at approximately the 40th and 60th percentiles, for similar types of executives within the Compensation Peer Group. Base salary ranges for named executives are designed to allow for recognition of different individual experience and performance within their positions. The individual named executives' base salaries were all within their competitive ranges. Base salaries for named executives are reviewed annually and upon a change in responsibilities. In evaluating the Chief Executive Officer's base salary and his recommendations for the base salaries of the other named executives, the Committee considered the following factors during its 2009 annual review:

  •
  the Compensation Peer Group data and other general industry survey data for comparable positions;

  •
  individual level of responsibility, performance and contributions to the company;

  •
  the company's 2009 salary increase percentage budget; and

  •
  the Chief Executive Officer's feedback on the performance of the other named executives.

        In 2009, Mr. Seaton's base salary was increased by 25% from his base salary on December 31, 2008 as a result of his promotion to Chief Operating Officer, effective November 9, 2009. Mr. Seaton's base salary, as adjusted, is approximately at the 50th percentile for similar job titles, experience and tenure of executives within the Compensation Peer Group. Other named executives received no salary increase in 2009; but salaries remained within the competitive base salary ranges.

Annual Incentive Program

        The annual incentive program is administered by the Committee pursuant to the shareholder-approved Fluor Corporation 2008 Executive Performance Incentive Plan. Cash-based annual incentives are provided to reward named executives for performance during the year. Each named executive participates in this program and is provided with a target annual incentive amount, based on a percentage of his annual base salary. This percentage reflects the executive's respective organizational level, position and responsibility for achievement of the company's strategic goals. For 2009, all named executives were provided an annual incentive target percentage of base salary that approximated the 50th percentile of target award percentages for executives with similar job titles within the Compensation Peer Group.

        The named executives' target annual incentives for 2009 were as follows:

Named Executive	Percentage of Base Salary	Target Annual Incentive Amount
Alan L. Boeckmann	125%	$1,560,000
D. Michael Steuert	80%	$633,500
Kirk D. Grimes	75%	$397,500
David T. Seaton	100%	$675,000
John L. Hopkins	75%	$401,700
Stephen B. Dobbs	75%	$417,200

        A named executive may receive more or less than the target annual incentive amount, depending on whether he meets, fails to meet or exceeds certain performance measures relating to overall company performance and the individual's own performance or the performance of his group or function during the year. The types of measures and relative weight of those measures are determined by the Committee each year and are tailored to the named executive's position and organizational responsibility. The measures have remained fairly consistent over the past five years, but their relative weightings have changed slightly. When making its determination, the Committee considers the company's annual operating plan and strategic priorities, as well as the company's performance in the previous year. The discretionary individual and team performance measures are subjective; and no targets are set for these measures. The other measures for each named executive are objective. For 2009, the Committee selected both corporate financial and strategic measures. The measures, along with their respective weightings, for each named executive were as follows:

2009 Measure	Alan L. Boeckmann	D. Michael Steuert	Kirk D. Grimes	David T. Seaton	John L. Hopkins	Stephen B. Dobbs
Corporate Net Earnings	50%	45%	35%	45%	40%	45%
Corporate Return on Operating Assets Employed (ROAE)	30%	30%	20%	30%	25%	30%
Corporate Safety
Days Away from Work Incidence Rate	5%	5%	5%	5%	5%	5%
Total Recordable Case Incidence Rate	5%	5%	5%	5%	5%	5%
Global Services Group Segment Profit	—	—	20%	—	—	—
Government Group Segment Profit	—	—	—	—	10%	—
Discretionary Individual and Team Performance	10%	15%	15%	15%	15%	15%

        Corporate net earnings ties to the amount set forth in our financial statements but may be adjusted at the discretion of the Committee for extraordinary non-operating events. Corporate ROAE is calculated by dividing full year corporate net earnings by net assets. Net assets is defined as total assets (excluding excess cash) minus current liabilities (excluding non-recourse debt). No adjustments were made to these measures in 2009 for purposes of compensation decisions.

        Corporate safety includes two distinct measures: days away from work incidence rate and total recordable case incidence rate. The days away from work incidence rate is defined as a work-related injury or illness that involves days away from work beyond the day of injury or onset of the illness. The total recordable case incidence rate is defined as work-related injury or illness that results in one or more of the following: death, days away from work, restricted work or transfer to another job, medical treatment beyond first aid, loss of consciousness, or a significant injury or illness diagnosed by a physician or other licensed health care professional. Incidence rates for both measures represent the number of recordable cases per 100 full-time workers (working 40 hours per week, 50 weeks per year), and are calculated using the following equation:

        Global Services group segment profit and Government group segment profit are reported in our financial statements on page F-39 of our annual report on Form 10-K as filed with the Securities and Exchange Commission on February 25, 2010. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate administrative and general expense; interest expense; interest income; domestic and foreign income taxes; and other non-operating income and expense items. The Global Services and Government group's segment profit measures can be adjusted at the discretion of the Committee for extraordinary non-operating events. No adjustments were made to these measures in 2009 for purposes of compensation decisions. In addition, discretionary individual and team functional measures are given a rating based on subjective evaluations and recommendations by the Chief Executive Officer.

        The 2009 target amounts for each of the measures applicable to our named executives, together with the actual achievement amounts for such measures, are presented below. With respect to corporate net earnings and corporate ROAE, actual achievement must be between 95% and 105% of the target amount for the target to be met. The company's performance for 2009 varied with respect to each corporate measure: corporate net earnings was somewhat below target while corporate ROAE at target. The company's performance with respect to the corporate safety and Government group segment profit measures exceeded the maximum; while the minimum achievement was not met for the Global Services group segment profit measure. The overall level of achievement of the targets in 2009 was lower than the last two years but generally consistent with other years in the last ten years.

Measure	Actual Achievement	Minimum	Target	Upper Target	Maximum
Corporate Net Earnings (in millions)	$684.9	$521.5	$745.0	$812.1	$856.8
Corporate ROAE	25.3%	17.7%	25.3%	27.6%	29.1%
Corporate Safety
Days Away from Work Incidence Rate	.03	.08	.06	.05	.04
Total Recordable Case Incidence Rate	.29	.70	.60	.50	.40
Global Services Group Segment Profit (in millions)	$140.1	$168.0	$240.0	$261.6	$276.0
Government Group Segment Profit (in millions)	$116.8	$35.0	$50.0	$54.5	$57.5

        Achievement of the discretionary individual and team performance measure varied among the named executives because of the difference in responsibilities and the accomplishments of each individual. The Committee determined the achievement of the discretionary individual and team performance measure for the Chief Executive Officer; and the Chief Executive Officer made recommendations to the Committee with regard to other named executives' achievement of this measure. Subjective evaluations made by the Chief Executive Officer were based on each named executive's leadership and group accomplishments. Individual performance was not a significant factor in determining compensation, and no named executive's compensation was materially affected by his level of achievement of this measure.

        Once the achievement amounts are determined and compared to the various targets, each named executive's overall performance rating is calculated by multiplying each measure's rating (which can range from 0% to 200% achievement) by its relative weighting, and then aggregating those amounts. The aggregate amount (the overall performance rating) is then multiplied by the individual's target annual incentive amount to determine the annual incentive payment for each named executive.

        The annual incentive amounts for each named executive were determined as follows.

Named Executive	Target Annual Incentive Amount	Overall Rating	Annual Incentive Amount
Alan L. Boeckmann	$1,560,000	1.09	$1,700,000
D. Michael Steuert	$633,500	1.10	$696,900
Kirk D. Grimes	$397,500	0.90	$357,800
David T. Seaton	$675,000	1.14	$769,500
John L. Hopkins	$401,700	1.15	$462,000
Stephen B. Dobbs	$417,200	1.11	$463,100

        For 2009, the average annual incentive payment for all named executives was between target and upper target achievement based on company, group and individual performance. The annual incentive payments for each named executive, with the exception of Mr. Seaton, were lower than 2008 payments, despite similar corporate performance, due to targets that were set much higher than those established in 2008. Mr. Seaton's annual incentive payment increased due to his change in position to Chief Operating Officer and the corresponding change in his target percentage from 75% to 100% of base salary. With the exception of 2007 and 2008, historically, annual incentive payments have been close to target levels, and not at or above the upper target level. Payments for 2009 were consistent with this historical trend.

Long Term Incentive Program

        In 2009, the company's long term incentives were awarded by the Committee under the shareholder-approved Fluor Corporation 2008 Executive Performance Incentive Plan, which is substantially similar to the 2003 plan, under which past grants were made. Both plans were designed to allow for awards that create increased value for our shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership.

        In 2009, the long term incentive awards for named executives included three basic components:

  •
  2009-2010 Value Driver Incentive (VDI) program (a cash-based long term incentive award);

  •
  restricted stock grants; and

  •
  non-qualified stock option grants.

In total, the dollar award value for these three components was targeted and granted at approximately the 50th percentile of the Compensation Peer Group and at the same level as in 2008.

        As part of the long term incentive grant for 2009, the award value of each grant type (VDI, restricted stock and stock options) was allocated in equal thirds to the named executives. VDI provides cash compensation for the achievement of the performance measures outlined below, incentivizing named executives to grow the business during the current year, while deferring payment which enhances retention. Stock options provide actual economic value to the holder if the price of Fluor stock has increased from the grant date at the time the option is exercised. Restricted stock has economic value when it vests, so it incentivizes holders to create shareholder value but also has some retention value even if the stock price declines or stays flat. Stock options motivate executive officers by providing more potential upside, while restricted stock aligns named executives with shareholders and balances our compensation program design, as they take into account both upside and downside risk in our stock price. Both stock options and restricted stock, which vest over time, encourage retention. The combination of the three components aligns the interests of named executives with those of shareholders without overemphasizing any one type of grant, and reflects a structure similar to many of our peers in granting more than one form of award. Allocations were determined based on the overall target dollar value for each type of grant on the date of grant as reported in the Grants of Plan-Based Awards in 2009 table on page 37. VDI grants were valued at the target dollar value, restricted stock units were valued at the fair market value (closing stock price) on the date of grant, and stock options were valued using the Black-Scholes option pricing model.

Value Driver Incentive Program

        In 2009, the Committee granted cash-based awards under the VDI program. Awards granted in 2009 under the 2009-2010 VDI program have a two-year performance period, which started on January 1, 2009 and will end on December 31, 2010. The 2009-2010 VDI awards for named executives are based upon the achievement of the following weightings and objectives:

  •
  75% of the total award is based on new awards gross margin dollars; and

  •
  25% of the total award is based on new awards gross margin percentage.

The actual amount of the award to be paid to each named executive will be approved by the Committee in early 2011 and will be paid in two installments, as described below.

        New awards gross margin dollars measures the total amount of project gross margin that the company expects to receive as a result of projects awarded within the two-year performance period. New awards gross margin percentage is the total amount of gross margin the company expects to receive as a result of projects awarded within the two-year performance period as a percentage of expected revenue from these projects. The Committee selected these performance criteria because, although measured over a two-year period, they relate to contracts that typically will extend a number of years into the future and thus, will generate, and position the company for, increased future earnings. These measures are not reported in our financial statements and the disclosure of the new awards gross margin targets would result in competitive harm to the company.

        In June 2009, the Committee set threshold (50% of target), target (100%), upper target (150% of target) and maximum (200% of target) levels for both objectives of the VDI plan for the two-year performance period. In the past five years, VDI payouts have ranged from slightly below target through maximum and have averaged between target and upper target. The Committee considers the company's past performance, current business outlook and other corporate financial measures when setting the threshold, target, upper target and maximum levels for each of the VDI measures. After the performance period concludes, the earned award is paid in two equal installments. The first installment (50% of the total earned award) is paid the year following the end of the two-year performance period and the final installment (remaining 50% of the total earned award) is paid the following year. As noted above, the payment schedule is intended to facilitate retention of the participating executives. Each installment of the participant's award is subject to risk of forfeiture if, prior to payment, the participant's employment with the company is terminated for any reason other than death, disability or a termination within two years after a change-in-control of the company.

        Following are the named executives' 2009 base salary and potential payout levels for the 2009-2010 VDI awards, which would be paid 50% each in 2011 and 2012, if earned.

		2009-2010 Value Driver Award
Named Executive	2009 Base Salary	Threshold Payout	Target Payout	Upper Target Payout	Maximum Payout
Alan L. Boeckmann	$1,248,000	$1,067,000	$2,134,000	$3,201,000	$4,268,000
D. Michael Steuert	$791,800	$333,500	$667,000	$1,000,500	$1,334,000
Kirk D. Grimes	$530,000	$134,000	$268,000	$402,000	$536,000
David T. Seaton	$675,000	$150,000	$300,000	$450,000	$600,000
John L. Hopkins	$535,500	$134,000	$268,000	$402,000	$536,000
Stephen B. Dobbs	$556,200	$150,000	$300,000	$450,000	$600,000

        In January 2010, the company suspended the VDI program for future grants due to uncertainties from evolving compensation legislation or regulation and for other corporate reasons. While the Committee considers possible alternatives to the VDI program, long term incentive awards granted in 2010 will not have a cash component, but will instead be comprised solely of restricted stock units and stock options. All named executives will receive grant value consisting of 50% restricted stock and 50% options. During 2010, with the assistance of our compensation consultant, the Committee intends to refine its long term incentive program and, pending completion of the analysis, may utilize cash as part of its long term incentive program in the future.

Long Term Incentive Payouts for 2009

        Each of the VDI plans for 2007-2008 and 2008-2009 have payouts as of December 31, 2009. For the 2007-2008 VDI plan, the final half of the total award was paid at an achievement of 200% of the target payout level based on 2007-2008 performance achievement for each named executive. For the 2008-2009 VDI plan, the first half of the award was paid to named executives in 2010 at an achievement of 92% of the target payout level based on cumulative performance over the two-year performance period. The final half of the 2008-2009 award will be paid at the same level in March 2011. The VDI payouts are detailed in the Non-Equity Incentive Plan Compensation table on page 35.

Perquisites

        In 2009, named executives were paid a taxable monthly allowance as a substitute for the company reimbursing or paying for the following perquisites: an automobile allowance, tax and financial planning, and company-owned country club membership dues. Named executives are required to have a physical examination each year that is paid for by the company. Named executives may have spousal travel paid for by the company only when it is for an approved business purpose, in which case a related tax gross-up is provided. The Committee does not provide any other tax gross-ups. Named executives can incur personal use of charter aircraft in conjunction with a business purpose, but it is required to be reimbursed at the operational cost by the named executive. None of the named executives used charter aircraft in 2009 for personal reasons. All named executives were offered these executive perquisites and benefits, but the value and use of each varies by named executive. Executive perquisites and benefits are provided so that overall compensation for named executives is competitive.

Executive Deferred Compensation Program

        The named executives are eligible to participate in Fluor's Executive Deferred Compensation Program (the "EDCP"). The company offers this program to provide individuals tax planning flexibility and to remain competitive with other companies within our Compensation Peer Group and general industry. Named executives can defer up to 100% of base salary, annual incentives paid, and VDI paid, subject to certain Internal Revenue Code limits. In addition, they can defer up to 20% of base salary in excess of the prescribed Internal Revenue Code limits in the Excess 401(k) segment of the EDCP. The Excess 401(k) segment of the EDCP enables participants to continue the company match of 5% from the 401(k) plan after the prescribed Internal Revenue Code limits have been met. In addition, the company contributes to the EDCP (i) certain amounts that would have been contributed by the company to the 401(k) plan as matching or discretionary contributions and (ii) certain amounts that would have been credited to the company's pension plan as an accrual. These are amounts that are either in excess of the Internal Revenue Service compensation limit on contributions or lessened by an election to defer base salary. Earnings or losses on amounts deferred are based on the investment performance of publicly available mutual funds and investment alternatives; thus, earnings are neither above-market nor guaranteed. Participants in this program may defer payments until termination of their employment or expiration of any deferral period (of at least two years) that they specify in advance, whichever event occurs first. The participants may receive a hardship withdrawal under very limited circumstances as determined by a committee established under the program.

Employment Contracts

        The company does not generally enter into employment agreements. The company did extend an employment letter to Mr. Steuert when he was hired. In addition, from time to time, the company may make multi-year retention awards to promote the continued service of key executives. These arrangements are discussed in more detail in the compensation tables below.

Severance and Change-in-Control Benefits

        The company provides each of the named executives with cash severance in the event of a termination of employment by the company without cause and other benefits in the event of a termination within two years following a change-in-control of the company through a company policy. The employment letter extended to Mr. Steuert is provided in addition to this severance offering. Please refer to the discussion under "Potential Payments Upon Termination or Change in Control" below for a more detailed discussion of these arrangements. Severance and change-in-control benefits are provided to be competitive within the Compensation Peer Group. The level of any cash severance payment is based upon base salary plus years of service. Restricted stock unit and option awards made in 2010 will vest upon termination within two years of a change of control only if the termination is without cause or for good reason.

Tax Implications

        The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally prohibits the company from deducting compensation in excess of $1,000,000 that is paid to named executives other than the Chief Financial Officer. In February of each year, the Committee sets and approves a net earnings performance hurdle to allow named executives' annual incentive award payments, restricted stock unit awards, and VDI awards to qualify as "performance based compensation" as defined under Section 162(m) of the Internal Revenue Code. Stock options are deductible under the provisions of the stock plans and the structure of the related grant agreements. For 2009, approximately 96% of the Chief Executive Officer's taxable income and 99% of Mr. Grimes' taxable income qualified as deductible for federal income tax purposes. The compensation of all other named executives was fully deductible.

Recoupment Policy

        In 2009, the Board of Directors adopted a policy relating to the recoupment, or "clawback," of performance-based compensation. Pursuant to the policy, if the Board of Directors determines that any key executive or employee, including any named executive, has engaged in fraud or willful misconduct that caused or otherwise contributed to a need for a material restatement of the company's financial results, the Board of Directors will review all performance-based compensation earned by that employee during the fiscal periods materially affected by the restatement. If the Board of Directors determines that any performance-based compensation would have been lower if it had been based on the restated results, the Board of Directors will, to the extent permitted by applicable law, seek recoupment of performance-based compensation as it deems appropriate.

Stock Ownership Guidelines

        Both directors and executive officers are encouraged to hold Fluor common stock to align their financial interests with those of the shareholders. The company has established ownership guidelines for both of these groups. The Chief Executive Officer is expected to own and retain a minimum number of shares or share units totaling in value six times his base salary. Other actively employed named executives are expected to own and retain a minimum number of shares or share units totaling in value no less than two times, and up to three and a half times, each executive's base salary depending on position. Executives are expected to meet or exceed the applicable guideline by position within three to five years of entering such position. Named executives are expected to retain 100% of the net shares acquired from the exercise of stock options or the vesting of restricted stock to the extent the guidelines are not met. Non-management directors are required to own shares or share units in an amount equivalent to five times the annual retainer for Board service within five years of joining the Board. As of the date of this report, all named executives and directors were in compliance with these stock ownership guidelines.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

        Management of the company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Committee has reviewed and discussed it with management. Based on this review and discussion, the Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for the company's 2010 annual meeting of shareholders.

The Organization and Compensation Committee
Peter J. Fluor, Chairman Ilesanmi Adesida James T. Hackett Kent Kresa Joseph W. Prueher

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the named executives in 2009.

        The 2009 named executives include the principal executive officer, the principal financial officer and the three other highest paid executives. In addition, we have included a fourth executive because his total compensation for 2009 would have placed him among the top five most highly compensated executives had certain retention bonuses not been payable in 2009.

(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Alan L. Boeckmann	2009	$1,248,042	—		$2,133,083		$2,133,020	$3,663,280	$563,261	$265,933	$10,006,619
Chairman & Chief	2008	$1,232,270	—		$2,133,242		$2,133,094	$6,873,200	$185,536	$280,762	$12,838,103
Executive Officer	2007	$1,153,335	—		$1,900,410		$1,900,091	$5,220,000	$228,701	$214,136	$10,616,672
D. Michael Steuert	2009	$791,835	—		$667,074		$666,012	$1,310,540	$137,764	$146,502	$3,719,727
Senior Vice President &	2008	$781,871	—		$667,330		$666,087	$2,563,000	$0	$144,840	$4,823,129
Chief Financial	2007	$732,598	—		$667,446		$666,068	$2,265,600	$106,948	$121,574	$4,560,233
Officer
Kirk D. Grimes	2009	$530,026	$500,000	(8)	$266,007		$266,014	$604,360	$14,567	$86,672	$2,267,646
Group President, Global Services
David T. Seaton	2009	$512,520	—		$300,001		$300,029	$1,016,060	$11,538	$102,111	$2,242,260
Chief Operating Officer	2008	$448,477	$50,000		$2,266,405	(9)	$266,091	$1,158,000	$10,373	$109,682	$4,309,028
John L. Hopkins	2009	$535,517	$187,500	(10)	$266,007		$266,014	$708,560	$123,398	$96,262	$2,183,258
Group Executive,	2008	$530,613	$187,500	(10)	$266,194		$266,091	$1,263,400	$31,694	$89,182	$2,634,674
Business Development	2007	$509,268	$187,500	(10)	$233,360		$233,117	$900,600	$38,487	$77,378	$2,179,710
Stephen B. Dobbs	2009	$556,213	—		$300,001		$300,029	$739,100	$15,116	$107,096	$2,017,555
Senior Group President	2008	$548,293	—		$2,300,448	(11)	$300,097	$1,409,400	$13,669	$120,697	$4,692,604

(1)
The amounts in column (c) include base salary and any time off with pay utilized during the year.

(2)
The amounts in column (e) represent the fair value of the restricted stock unit awards granted in 2009 and 2008 and the restricted stock awards granted in 2007. The fair value of these awards is based on the fair market value on the date of grant, calculated as the closing trading value of the company's common stock on the New York Stock Exchange on the date of grant.

(3)
The amounts in column (f) represent the fair value of options granted in 2009, 2008 and 2007. The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant. Assumptions used in the calculation of these amounts are included in the "Stock Plans" footnote to the company's audited financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, included in the company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010, February 25, 2009 and February 29, 2008 respectively.

(4)
The amounts in column (g) represent payments from non-equity incentive compensation plans. The details are provided in a separate table below.

(5)
The amounts in column (h) represent the actuarial increase in the present value of the named executive's benefits under the company's pension plan and, in addition, for Messrs. Boeckmann, Steuert and Hopkins, the company's supplemental benefit plan, further described on page 42. The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the company's financial statements. The calculation assumes benefit commencement is at normal retirement age (age 65), and was computed without respect to pre-retirement death, termination or disability. Earnings on deferred compensation are not reflected in this column because the company does not provide above market or guaranteed returns on nonqualified deferred compensation.

(6)
The amounts in column (i) may include the following and vary by each named executive: company contributions or credits to the non-qualified plan and the defined contribution plans, premiums paid on life insurance, tax gross-ups and perquisites. All Other Compensation is detailed in a separate table below.

(7)
The amounts in column (j) represent the total of columns (c) through (i).

(8)
This amount represents a cash payment of a retention award granted to Mr. Grimes effective March 5, 2007 with a two (2) year retention period. The award had a total value at grant of $500,000, which became 100% vested and was paid in cash on March 7, 2009.

(9)
This amount represents 3,894 restricted stock units (valued at $266,194 on the date of grant) granted as part of the 2008 long term incentive award and an additional grant of 32,928 restricted stock units (valued at $2,000,211 on the date of grant) pursuant to a retention award granted to Mr. Seaton effective January 31, 2008. The restricted stock units granted as part of the retention award vest 1/3 per year over 3 years.

(10)
These amounts represent the first three payments of the cash portion of a retention award granted to Mr. Hopkins effective April 1, 2006, with a four (4) year retention period. The award had a total value at grant of $1,500,000, with half ($750,000) being paid in restricted stock shares and the other half ($750,000) being paid in cash. The $750,000 paid in restricted stock shares was granted on March 27, 2006 and will become 100% vested on March 31, 2010 provided that Mr. Hopkins has not voluntarily separated from employment prior to that date. The number of restricted stock shares granted was 17,690 and was based on the fair market value ($42.40), the average of the high and low trading value of the company's common stock, on the date of grant. The $750,000 cash portion of the award has been credited to a special deferred compensation account, which accrues earnings throughout the vesting period. The vesting period of the cash portion of the award is one quarter each anniversary of the award date. Upon the first three (3) anniversaries of the award date (March 31, 2007, March 31, 2008 and March 31, 2009), $187,500 of the cash portion becomes vested and is credited into his vested deferred compensation account. On the fourth vesting date (March 31, 2010), the remaining $187,500, adjusted for any gains or losses on the full cash award over the vesting period, is credited into his vested deferred compensation account.

(11)
This amount represents 4,392 restricted stock units (valued at $300,237 on the date of grant) granted as part of the 2008 long term incentive award and an additional grant of 32,928 restricted stock units (valued at $2,000,211 on the date of grant) pursuant to a retention award granted to Mr. Dobbs effective January 31, 2008. The restricted stock units granted as part of the retention award vest 1/3 per year over 3 years.

 NON-EQUITY INCENTIVE PLAN COMPENSATION

        The following table and related footnotes describe each component of column (g) of the Summary Compensation Table on page 33.

(a)	(b)	(c)	(d)		(e)	(f)
Name	Year	Annual Incentive	Value Driver Incentive		Relative Performance Plan(4)	Total
Alan L. Boeckmann	2009	$1,700,000	$1,963,280	(1)	—	$3,663,280
	2008	$3,073,200	$3,800,000	(2)	—	$6,873,200
	2007	$2,686,500	$883,500	(3)	$1,650,000	$5,220,000
D. Michael Steuert	2009	$696,900	$613,640	(1)	—	$1,310,540
	2008	$1,229,000	$1,334,000	(2)	—	$2,563,000
	2007	$1,065,600	$600,000	(3)	$600,000	$2,265,600
Kirk D. Grimes	2009	$357,800	$246,560	(1)	—	$604,360
David T. Seaton	2009	$769,500	$246,560	(1)	—	$1,016,060
	2008	$690,000	$468,000	(2)	—	$1,158,000
John L. Hopkins	2009	$462,000	$246,560	(1)	—	$708,560
	2008	$795,400	$468,000	(2)	—	$1,263,400
	2007	$510,600	$210,000	(3)	$180,000	$900,600
Stephen B. Dobbs	2009	$463,100	$276,000	(1)	—	$739,100
	2008	$809,400	$600,000	(2)	—	$1,409,400

(1)
These amounts represent awards earned in the non-equity long term 2008-2009 Value Driver Incentive (VDI) program. The amounts for the 2008-2009 VDI awards represent 100% of the calculated payout of the award; however, only 50% of the award was payable on March 5, 2010, with the remaining 50% payable in the first quarter of 2011.

(2)
These amounts represent awards earned in the non-equity long term 2007-2008 Value Driver Incentive (VDI) program. The amounts for the 2007-2008 VDI awards represent 100% of the calculated potential payout of the award; however, only 50% of the award was payable on March 6, 2009, with the remaining 50% payable on March 5, 2010.

(3)
These amounts represent awards earned in the non-equity long term 2006-2007 Value Driver Incentive (VDI) program. The amounts for the 2006-2007 VDI awards represent 100% of the calculated potential payout of the award; however, only 50% of the award was paid on March 7, 2008, with the remaining 50% payable on March 6, 2009.

(4)
The amounts in column (e) represent awards earned in the non-equity long term 2005-2007 Relative Performance Program (RPP). The amounts for the 2005-2007 RPP awards represent 100% of the calculated payout and were paid in full on March 7, 2008.

ALL OTHER COMPENSATION

        The following table and related footnotes describe each component of column (i) of the Summary Compensation Table for 2009.

(a)	(b)	(c)	(d)	(e)	(f)		(g)
Name	Company Contributions to Qualified and Nonqualified Defined Contribution Plans ($)(1)	Split-Dollar Life Insurance Premiums ($)(2)	Tax Gross-ups ($)(3)	Perquisite Allowance ($)(4)	Other Perquisites ($)		Total All Other Compensation ($)(5)
Alan L. Boeckmann	$152,546	$20,010	$3,123	$71,100	$17,849	(6)	$265,933
D. Michael Steuert	$81,477	$14,220	—	$49,500	—		$146,502
Kirk D. Grimes	$52,967	—	—	$32,400	—		$86,672
David T. Seaton	$47,972	—	$5,660	$36,000	$11,174	(7)	$102,111
John L. Hopkins	$53,657	$1,928	—	$32,400	$6,973	(8)	$96,262
Stephen B. Dobbs	$56,422	—	$6,185	$32,400	$10,784	(9)	$107,096

(1)
The amounts in column (b) represent amounts deposited by the company into each named executive's account in the 401(k) plan and amounts contributed by the company into each named executive's account in the non-qualified deferred compensation plan for (i) matching or discretionary contributions into the Excess 401(k) portion of the non-qualified deferred compensation plan and (ii) accruals that would have been credited to each named executive's pension plan account for the portion of base salary in excess of Internal Revenue Code limitations.

(2)
The amounts in column (c) represent the premiums paid by the company for split-dollar life insurance provided under a supplemental benefit plan described on page 42.

(3)
The amounts in column (d) represent the tax gross-ups provided to each named executive for business-related spousal travel and spousal air charter usage.

(4)
The amounts in column (e) represent the perquisite allowances paid by the company to each named executive, further described in the Compensation Discussion and Analysis on page 30.

(5)
The amounts in column (g) represent the totals of columns (b) through (f) plus the premiums paid by the company for each named executive for non-contributory life insurance and long term disability benefits which were less than $10,000 for each named executive.

(6)
This amount represents the incremental cost for the following perquisites in 2009, each of which was less than $25,000: personal use of a company-owned country club membership; business-related spousal travel; and business-related spousal air charter usage.

(7)
This amount represents the incremental cost for the following perquisites in 2009, each of which was less than $25,000: personal use of a company-owned country club membership; and business-related spousal travel.

(8)
This amount represents the incremental cost for the following perquisite in 2009, which was less than $25,000: personal use of a company-owned country club membership.

(9)
This amount represents the incremental cost for the following perquisites in 2009, which was less than $25,000: business-related spousal travel.

GRANTS OF PLAN-BASED AWARDS IN 2009

        The table below provides information about equity and non-equity awards granted to the named executives in 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
						All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Exercise or Base Price of Option Awards Per Share ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Alan L. Boeckmann	Value Driver Incentive	N/A(4)	$1,067,000	$2,134,000	$4,268,000	—	—	—	—
	Restricted Stock Units	3/2/2009	—	—	—	70,029	—	—	$2,133,083	(5)
	Stock Options	3/2/2009	—	—	—	—	160,281	$30.46	$2,133,020	(6)
	Annual Incentive	N/A(7)	$780,000	$1,560,000	$3,120,000	—	—	—	—
D. Michael Steuert	Value Driver Incentive	N/A(4)	$333,500	$667,000	$1,334,000	—	—	—	—
	Restricted Stock Units	3/2/2009	—	—	—	21,900	—	—	$667,074	(5)
	Stock Options	3/2/2009	—	—	—	—	50,046	$30.46	$666,012	(6)
	Annual Incentive	N/A(7)	$316,750	$633,500	$1,267,000	—	—	—	—
Kirk D. Grimes	Value Driver Incentive	N/A(4)	$134,000	$268,000	$536,000	—	—	—	—
	Restricted Stock Units	3/2/2009	—	—	—	8,733	—	—	$266,007	(5)
	Stock Options	3/2/2009	—	—	—	—	19,989	$30.46	$266,014	(6)
	Annual Incentive	N/A(7)	$198,750	$397,500	$795,000	—	—	—	—
David T. Seaton	Value Driver Incentive	N/A(4)	$150,000	$300,000	$600,000	—	—	—	—
	Restricted Stock Units	3/2/2009	—	—	—	9,849	—	—	$300,001	(5)
	Stock Options	3/2/2009	—	—	—	—	22,545	$30.46	$300,029	(6)
	Annual Incentive	N/A(7)	$337,500	$675,000	$1,350,000	—	—	—	—
John L. Hopkins	Value Driver Incentive	N/A(4)	$134,000	$268,000	$536,000	—	—	—	—
	Restricted Stock Units	3/2/2009	—	—	—	8,733	—	—	$266,007	(5)
	Stock Options	3/2/2009	—	—	—	—	19,989	$30.46	$266,014	(6)
	Annual Incentive	N/A(7)	$200,850	$401,700	$803,400	—	—	—	—
Stephen B. Dobbs	Value Driver Incentive	N/A(4)	$150,000	$300,000	$600,000	—	—	—	—
	Restricted Stock Units	3/2/2009	—	—	—	9,849	—	—	$300,001	(5)
	Stock Options	3/2/2009	—	—	—	—	22,545	$30.46	$300,029	(6)
	Annual Incentive	N/A(7)	$208,600	$417,200	$834,400	—	—	—	—

(1)
The amounts in column (g) represent the number of restricted stock units granted on March 2, 2009 as part of the 2009 long term incentive award.

(2)
The amounts in column (h) represent the number of nonqualified stock options granted on March 2, 2009 as part of the 2009 long term incentive award.

(3)
The amounts in column (i) represent the exercise price of the nonqualified stock options, which was the fair market value on the date of grant, the closing trading value of the company's common stock on the New York Stock Exchange on the date of grant.

(4)
Columns (d), (e) and (f) show the potential value of the payout for the named executive under the 2009-2010 Value Driver Incentive program if the threshold (50% of target), target and maximum (200% of target) performance goals are satisfied. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on page 29.

(5)
This amount represents the fair value of the restricted stock units granted on March 2, 2009 as part of the 2009 long term incentive award. The value is computed in accordance with financial accounting standards, using the grant price of $30.46 per share. The vesting provisions are described in the narrative preceding the Outstanding Equity Awards at 2009 Fiscal Year End table on page 39.

(6)
This amount represents the fair value of the nonqualified stock options granted on March 2, 2009 as part of the 2009 long term incentive award. The value is computed in with financial accounting standards, using a Black-Scholes option pricing model value of $13.308 per option. The vesting provisions are described in the narrative preceding the Outstanding Equity Awards at 2009 Fiscal Year End table on page 39.

(7)
Columns (d), (e) and (f) show the potential value of the payout for each named executive of his 2009 annual incentive award if the threshold (50% of target), target and maximum (200% of target) performance goals are satisfied. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on page 29.

NEW HIRE AND RETENTION AGREEMENTS

        The company has extended an employment letter to Mr. Steuert. The company agreed to provide him with one year's pay at his current base salary if he is terminated by the company for any reason other than for cause. If he retires from the company, he will receive one year's pay, at his then-current base salary, as a supplemental retirement benefit. No other named executive has an employment contract.

        In March 2006, the company entered into a retention agreement with Mr. Hopkins to ensure his services were retained for the continued development and growth of the Government group. If Mr. Hopkins satisfies the terms and conditions of the retention agreement including, without limitation, continuous employment with the company, Mr. Hopkins will receive an award consisting of two components. First, if Mr. Hopkins maintains continuous employment with the company through March 31, 2010, 8,845 shares of restricted stock granted to him under the retention agreement will vest. Second, Mr. Hopkins received on March 31st of 2007, 2008 and 2009 the sum of $187,500, which was credited to his deferred compensation program account. On March 31, 2010, the remaining $187,500, adjusted for any gains or losses over the vesting period, will be deposited into his vested deferred compensation account.

        In March 2007, the company entered into a retention agreement with Mr. Grimes to ensure his services were retained for the continued development and growth of the Global Services Group. If Mr. Grimes remained employed through March 2009, he was entitled to receive the sum of $500,000. Mr. Grimes was paid the full retention payment in March 2009. In addition, if a company-initiated termination takes place other than on a "for cause" basis, Mr. Grimes will be put on an unpaid leave of absence until June 30, 2010, which is the date he will be eligible for early retirement.

        In January 2008, the company entered into retention agreements with Messrs. Dobbs and Seaton to ensure their services were retained for continued growth of the company and their respective business units. If Messrs. Dobbs and Seaton satisfy the terms and conditions of the retention agreement including, without limitation, continuous employment with the company, they will receive an award consisting of two components. First, assuming Messrs. Dobbs and Seaton maintain continuous employment through January 31, 2013, each will have 16,464 restricted stock units granted under the retention agreement vest in equal thirds (or 5,488 restricted stock units each) on January 31, 2011, January 31, 2012 and January 31, 2013. Second, Messrs. Dobbs and Seaton each received on January 31, 2008 a sum of $1,000,000 credited to their respective deferred compensation program accounts that will vest with any accrued gains or losses on March 31, 2013 if each individual is employed by the company through that date.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

        The exercise price of nonqualified stock options has been determined by reference to the fair market value on the date of grant, which is the closing trading value of the company's common stock on the New York Stock Exchange on the date of grant.

        All nonqualified stock options have a ten year term. Options granted in 2006 and 2007 have a vesting schedule of 20% per year over five years. The options granted in 2006 and earlier have a first vesting date of the fifth of February in the year following grant, with subsequent vestings occurring on each fifth of February for the following four years. In 2007, the annual grant date and subsequent vesting dates were changed to March to follow the year end earnings release. Options granted in 2007 have a first vesting date of the sixth of March in the year following grant, with subsequent vestings occurring on each sixth of March for the following four years. Beginning in 2008, option grants vest one third per year over three years on the sixth of March.

        Restricted stock shares granted in 2006 and 2007 generally have a vesting schedule of 20% per year over five years. The restricted stock shares granted in 2006 have a first vesting date of the fifth of February in the year following grant, with subsequent vestings occurring on each fifth of February for the following four years. In 2007, the annual grant date and subsequent vesting dates were changed to March to follow the year end earnings release. Restricted stock shares granted in 2007 have a first vesting date of the sixth of March in the year following grant, with subsequent vestings occurring on each sixth of March for the following four years. Beginning in 2008, restricted stock units were granted instead of restricted stock shares. The restricted stock units vest one-third per year over three years on the sixth of March.

        The market value in column (g), "Market Value of Shares or Units of Stock That Have Not Vested," is determined by multiplying the number of shares by the closing trading value ($45.04) of the company's common stock on the New York Stock Exchange on December 31, 2009, the last trading day of the fiscal year.

        The following table provides information on the holdings of stock options and restricted stock shares and units by the named executives as of December 31, 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan L. Boeckmann	27,208	54,416	$42.11	2/5/2016	233,117	$10,499,590
	28,430	85,290	$44.71	3/6/2017	—	—
	32,242	64,484	$68.36	3/6/2018	—	—
	—	160,281	$30.46	3/6/2019	—	—
D. Michael Steuert	18,480	12,320	$42.11	2/5/2016	71,472	$3,219,099
	19,932	29,898	$44.71	3/6/2017	—	—
	10,068	20,136	$68.36	3/6/2018	—	—
	—	50,046	$30.46	3/6/2019	—	—
Kirk D. Grimes	—	2,772	$42.11	2/5/2016	26,003	$1,171,175
	—	10,464	$44.71	3/6/2017	—	—
	4,022	8,044	$68.36	3/6/2018	—	—
	—	19,989	$30.46	3/6/2019	—	—
David T. Seaton	—	2,772	$42.11	2/5/2016	53,835	$2,424,728
	—	10,464	$44.71	3/6/2017	—	—
	4,022	8,044	$68.36	3/6/2018	—	—
	—	22,545	$30.46	3/6/2019	—	—
John L. Hopkins	2,772	2,772	$42.11	2/5/2016	43,741	$1,970,095
	6,976	10,464	$44.71	3/6/2017	—	—
	4,022	8,044	$68.36	3/6/2018	—	—
	—	19,989	$30.46	3/6/2019	—	—
Stephen B. Dobbs	1,386	2,772	$42.11	2/5/2016	59,583	$2,683,618
	4,490	13,470	$44.71	3/6/2017	—	—
	4,536	9,072	$68.36	3/6/2018	—	—
	—	22,545	$30.46	3/6/2019	—	—

(1)
The vesting dates for the restricted stock shares or units that have not vested are detailed in the table below.

        The following table provides the number of unvested restricted stock shares or units by vesting date for each named executive.

Vesting Date	Alan L. Boeckmann	D. Michael Steuert	Kirk D. Grimes	David T. Seaton	John L. Hopkins	Stephen B. Dobbs
February 5, 2010	10,770	4,990	1,574	1,524	1,598	1,466
March 6, 2010	55,173	13,540	5,253	5,625	5,253	6,091
March 31, 2010					17,690
January 31, 2011				10,974		10,974
February 5, 2011	10,770	4,990	1,574	1,524	1,598	1,466
March 6, 2011	42,247	13,540	5,253	5,625	5,253	6,091
January 31, 2012				10,974		10,974
March 6, 2012	31,845	10,286	3,955	4,327	3,955	4,627
January 31, 2013				10,980		10,980
February 4, 2013	21,240	3,760	2,240	520	2,240	760
February 5, 2014	22,800	7,200	2,200	1,000	2,200	2,200
February 5, 2015	38,272	13,166	3,954	762	3,954	3,954

Total	233,117	71,472	26,003	53,835	43,741	59,583

OPTION EXERCISES AND STOCK VESTED IN 2009

        The following table provides information on the option exercises and restricted stock share and unit vestings by the named executives in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan L. Boeckmann	—	—	31,396	$1,176,770
D. Michael Steuert	—	—	12,286	$463,179
Kirk D. Grimes	9,748	$97,815	3,912	$146,748
David T. Seaton	4,874	$55,731	3,330	$123,695
John L. Hopkins	—	—	3,936	$147,699
Stephen B. Dobbs	—	—	4,104	$151,996

        A portion of the shares reported under "Number of Shares Acquired on Exercise" and "Number of Shares Acquired on Vesting" are withheld or sold on behalf of the named executive at exercise or vesting to satisfy exercise costs and tax withholding obligations.

PENSION BENEFITS

        The company provides a pension plan, which is a cash balance qualified defined benefit plan, to most salaried employees employed prior to December 31, 2009, including all named executives. Participants' accounts are credited at each month-end based on age, years of service and eligible pay. On the first day of each calendar year, age at the participant's last birthday and the whole number of the participant's years of service are calculated, and then used throughout the year in determining monthly contributions. Eligible pay is defined as base pay plus before-tax contributions to the 401(k) Plan and the company's flexible benefits plan, but excluding commissions, bonuses, overtime and other irregular, infrequent or non-recurring payments. The calculation utilizing age, service and eligible pay to determine the annual amount credited to a participant's pension plan account is illustrated below. The amount credited each month is determined by dividing the annual pension benefit credit by 12.

        Eligible pay for pension plan purposes is also limited by the Internal Revenue Code compensation limits ($245,000 for 2009). The company credited to each named executive's nonqualified deferred compensation account the amount that would have been credited to their pension plan account but for this limit, which is discussed in more detail under Nonqualified Deferred Compensation on page 43.

        No amounts were credited to the pension plan accounts of any of the named executives until after the pension plan became effective on January 1, 1999.

        The normal form of payment from the pension plan is a 50% Joint & Survivor Annuity for married participants and a Single Life Annuity for unmarried participants. A lump sum payment option is also available. Payments are permitted upon retirement at age 65 or upon retirement with the service and age combination as defined in the chart below.

Age	Years of Accumulated Service Immediately Preceding Retirement
60 - 64	5
59	8
58	11
57	13
56	14
55	15
Any Age	30

        In addition to the pension plan, a select group of officers are participants in a supplemental benefit plan, granted on a discretionary basis by the Committee as a supplemental retirement plan. The supplemental benefit plan provides a pre-retirement death benefit through a split-dollar life insurance policy and then upon retirement provides a choice of a post-retirement death benefit, a lump sum cash payment or 120 monthly salary continuation payments. In addition, any time prior to retirement, the participant has the option of irrevocably opting out of the supplemental benefit plan and instead receiving a benefit under a joint and survivor split-dollar life insurance plan. The death benefit for each participant is as follows: Mr. Boeckmann, $5,000,000; Mr. Steuert, $2,000,000; and Mr. Hopkins, $1,500,000.

        The amounts in column (d), "Present Value of Accumulated Benefit," represent the present value of accumulated benefits for the fiscal year ended December 31, 2009. The actuarial values were calculated using a discount rate of 6.50% for the pension plan and a discount rate of 5.25% for the supplemental benefit plan, a future annual interest credit rate of 3.75%, assumed benefit commencement age of 65, and a lump sum form of payment for the pension plan and 120 monthly salary continuation payments for the supplemental benefit plan, with the exception of Mr. Steuert, who has elected a lump sum form of payment for the supplemental benefit plan.

(a)	(b)	(c)	(d)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Alan L. Boeckmann	Pension Plan	33	$145,236
	Supplemental Benefit Plan	—	$2,066,142
D. Michael Steuert	Pension Plan	7	$76,725
	Supplemental Benefit Plan	—	$539,761
Kirk D. Grimes	Pension Plan	28	$91,969
David T. Seaton	Pension Plan	23	$70,038
John L. Hopkins	Pension Plan	24	$100,855
	Supplemental Benefit Plan	—	$326,505
Stephen B. Dobbs	Pension Plan	28	$95,576

NONQUALIFIED DEFERRED COMPENSATION

        All U.S. executives, including named executives, are eligible to defer compensation into the Fluor Executive Deferred Compensation Program ("EDCP"), which has a number of components. Executives may defer up to 100% of base salary, annual incentive awards and any VDI payments. The plan also allows executives to contribute to the Excess 401(k) portion of the plan (between 1% and 20% of base salary) in excess of the Internal Revenue Code maximum annual before-tax contribution for qualified retirement plans.

        In addition, the company contributes to the EDCP any amounts that would have been contributed by the company to the 401(k) plan as matching or discretionary retirement contributions or credited to the pension plan as an accrual, that are in excess of the Internal Revenue Code compensation limit on contributions or were lessened by an election to defer base salary. In 2009, the company matched the first 5% of salary deferred to the 401(k) or Excess 401(k) and made a discretionary contribution of 2% of base salary. Most salaried employees were eligible for the 5% match and most received the 2% discretionary retirement contribution in 2009. Annual enrollment for the EDCP is in December, and elections are made with respect to compensation to be earned in the following year.

        The table below shows the deemed investment choices available to the executives in the EDCP and their annual rate of return for the calendar year ended December 31, 2009, as reported by the administrator of the EDCP. The company does not guarantee the rates of return. The executives are provided the opportunity to make changes to their deemed investments on a daily basis.

Fund	Rate of Return	Fund	Rate of Return
Fluor Fixed Rate Fund	2.75%	American Funds Growth Fund of America—Class A	34.48%
Fidelity Spartan Money Market	0.72%	Vanguard Mid-Cap Index—Investor Shares	40.22%
Federated U.S. Treasury Cash Reserves—Instl		Hartford Small Cap Value HLS—IA Shares	28.58%
Service Shares	0.02%	Northern Small Cap Index	27.22%
Hartford Total Return Bond HLS—IA Shares	15.08%	JPMorgan U.S. Small Company—Select Shares	34.64%
MFS High Income—A Shares	46.72%	MFS New Discovery—I Shares	62.46%
American Funds Balanced—Class A	21.17%	American Funds New Perspective—Class A	37.43%
Hartford Value Opportunities HLS—IA Shares	46.78%	Vanguard International Growth—Admiral Shares	41.88%
Hartford Capital Appreciation HLS—IA Shares	46.69%	Morgan Stanley Instl Emerging Markets—B Shares	69.11%
Vanguard 500 Index—Admiral Shares	26.62%

        Distribution elections are made in conjunction with the plan year deferral elections. Distributions can be elected as a lump sum payment or in up to ten annual installments. Executives can elect to have their distributions commence either in the year of their retirement or termination or the January following their retirement or termination. For officers of the company, no distributions will be made prior to six months after retirement or termination. In addition, executives can elect to receive a scheduled in-service distribution as a lump sum or in up to ten annual installments, with the payments commencing no sooner than one year following the end of the plan year.

        The table below shows executive and company contributions made to the EDCP for each named executive as well as the aggregate earnings and aggregate balance at fiscal year end in the EDCP.

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at December 31, 2009 ($)(4)
Alan L. Boeckmann	$52,802	$132,498	$1,129,763	$5,999,126
D. Michael Steuert	$42,637	$64,449	$251,226	$2,499,176
Kirk D. Grimes	$26,501	$33,264	$386,192	$2,334,888
David T. Seaton	$60,954	$37,390	$71,642	$362,579
John L. Hopkins	$212,977	$38,602	$198,024	$1,085,191
Stephen B. Dobbs	$522,394	$39,887	$818,985	$3,782,571

(1)
The amounts in column (b) represent contributions by each named executive in 2009. Contributions were made as follows to the Excess 401(k) portion of the plan and are reported in the Summary Compensation Table on page 33 in the Salary column (c): Mr. Boeckmann, $52,802; Mr. Steuert, $42,637; Mr. Grimes, $26,501; Mr. Seaton, $60,954; Mr. Hopkins, $29,659; and Mr. Dobbs, $19,254. The amount for Mr. Dobbs also includes $185,640 in VDI awards earned in previous years and $317,501 of his 2008 annual incentive award. The amount for Mr. Hopkins also includes $183,317 which was reported in the Bonus column (d) of the Summary Compensation Table.

(2)
The amounts in column (c) represent contributions by the company in 2009 for the named executives and include matching and discretionary contributions into the Excess 401(k) portion of the plan and credits that reflect the accrual that would have been made in the named executive's pension plan account for the portion of base salary that was in excess of the Internal Revenue Code compensation limit on contributions. All amounts in column (c) are reported in column (i) of the Summary Compensation Table on page 33 and in column (b) of the All Other Compensation table on page 36.

(3)
None of the deemed investment earnings on vested deferred compensation, represented in column (d) are reflected in the Summary Compensation Table because the company does not provide above market or guaranteed returns on nonqualified deferred compensation.

(4)
The amounts in column (e) represent the fully vested EDCP balance as of December 31, 2009 for each named executive and include amounts deferred in previous years. These amounts include contributions reported in the summary compensation table in the 2007 salary column as follows: Mr. Boeckmann, $46,398; Mr. Steuert, $101,651; and Mr. Hopkins, $15,692; and in addition, for Mr. Hopkins, $183,317 reported in the bonus column. These amounts also include contributions reported in the summary compensation table in the 2008 salary column as follows: Mr. Boeckmann, $67,202; Mr. Steuert, $30,455; Mr. Seaton, $38,924, Mr. Hopkins, $28,836; and Mr. Dobbs, $21,393; and in addition, for Mr. Hopkins, $183,317 reported in the bonus column.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The tables below reflect the amount of compensation that would become payable to each of the named executives under existing plans and arrangements if the named executive's employment had terminated on December 31, 2009, given their compensation and service levels as of such date and, if applicable, based on the company's closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including then-exercisable stock options, and vested amounts contributed or credited under the Executive Deferred Compensation Program, as well as benefits generally available to all salaried employees, such as amounts accrued and vested through the company's retirement plans and payout of any accrued time off with pay (collectively, the "Pre-Termination Benefits"). Named executives are entitled to receive the Pre-Termination Benefits regardless of the manner in which their employment is terminated. As described under the scenarios set forth below, additional amounts may be received upon termination.

        The actual amounts that would be paid upon a named executive's termination of employment can only be determined at the time of such executive's separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company's stock price and the executive's age. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or to alter the terms of benefits described below, as the Committee determines appropriate.

Payments Made Upon Voluntary Termination/Retirement

        As of December 31, 2009, Messrs. Boeckmann, Steuert and Hopkins are the named executives eligible for retirement as defined in the Pension Benefits table on page 42. For those who are eligible for retirement, it is assumed that in the case of voluntary termination, they would elect retirement from the company. Named executives not eligible for retirement would receive no additional compensation upon voluntary termination, other than his Pre-Termination Benefits.

        In the event of the voluntary termination of a named executive who is eligible for retirement as defined in the Pension Benefits table on page 42 in addition to the Pre-Termination Benefits:

  •
  upon proper approval, restrictions will lapse on unvested restricted stock shares and units granted prior to 2008 and the vesting of unvested options granted prior to 2008 will be accelerated; and

  •
  upon proper approval, restrictions will continue to lapse on the dates set forth in the agreements on unvested restricted stock shares and units granted in 2008 and forward and the unvested options granted in 2008 and forward will continue to vest on the dates set forth in the agreements; and

  •
  upon Committee approval, amounts accrued and vested through the company's supplemental benefit plan will be paid in accordance with the named executive's distribution election.

        Amounts reported in the tables below assume that the payments received proper approval, which approval is discretionary.

Payments Made Upon Not for Cause Termination

        In the event of the termination without cause of a named executive, in addition to the Pre-Termination Benefits and the items identified above under the heading "Payments Made Upon Voluntary Termination/Retirement," the named executive will receive a cash severance benefit calculated as two weeks of base pay per year of service, with a minimum severance benefit of eight weeks and a maximum severance benefit of fifty-two weeks. In addition, the named executive may receive, upon Committee approval:

  •
  any annual incentive award earned during the fiscal year; and

  •
  the VDI payment that would have been due based on continued employment through the year of termination.

        Amounts reported in the tables below assume that the Committee has approved these payments although the Committee retains discretion not to do so.

Payments Made Upon a Termination in Connection with a Change in Control

        In the event of the termination of employment of a named executive within twenty-four (24) months following, or with Committee approval upon, a change in control, in addition to the Pre-Termination Benefits and the items identified above under the heading "Payments Made Upon Voluntary Termination/Retirement":

  •
  all restrictions will lapse on unvested restricted stock shares and units, the vesting of all unvested stock options will be accelerated, and any remaining unvested VDI will be paid; and

  •
  upon Committee approval, the named executive may receive all or a portion of the annual incentive award earned during the fiscal year.

        In addition, any benefits under the supplemental benefit plan will vest if the Committee determines that the named executive has experienced an adverse employment condition within thirty-six (36) months after the change in control and such benefits will be paid in accordance with the named executive's distribution election.

Payments Made Upon Death or Termination in Connection with Disability

        In the event of death of a named executive or termination of employment of a named executive as a result of total and permanent disability, the payments would be the same as the Payments Made Upon a Termination in Connection with a Change in Control (the third column in the tables below). In addition, in the event of death, the supplemental benefit plan would pay out the death benefit of the policy for each participant as follows: Mr. Boeckmann, $5,000,000; Mr. Steuert, $2,000,000; and Mr. Hopkins, $1,500,000.

        The following tables show the potential payments that would be due each named executive upon a voluntary termination, a termination without cause and a termination in connection with a change in control.

Alan L. Boeckmann Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$1,248,000	(4)	$0	(5)
Annual Incentive Award	$0	(6)	$1,560,000	(7)	$1,560,000	(8)
Supplemental Benefit Plan	$2,066,142	(9)	$2,066,142	(9)	$2,066,142	(10)
Long Term Incentive Awards
Stock Options	$2,525,180	(11)	$2,525,180	(11)	$2,525,180	(12)
Restricted Stock Shares/Units	$10,499,590	(13)	$10,499,590	(13)	$10,499,590	(14)
Value Driver Incentive (VDI)	$0	(15)	$2,881,640	(16)	$3,115,640	(17)

Total Value of Payments	$15,090,912		$20,780,552		$19,766,552

D. Michael Steuert Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$791,800	(3)	$1,035,431	(4)	$791,800	(5)
Annual Incentive Award	$0	(6)	$633,500	(7)	$633,500	(8)
Supplemental Benefit Plan	$539,761	(9)	$539,761	(9)	$539,761	(10)
Long Term Incentive Awards
Stock Options	$775,846	(11)	$775,846	(11)	$775,846	(12)
Restricted Stock Shares/Units	$3,219,099	(13)	$3,219,099	(13)	$3,219,099	(14)
Value Driver Incentive (VDI)	$0	(15)	$973,820	(16)	$973,820	(17)

Total Value of Payments	$5,326,506		$7,177,456		$6,933,826

Kirk D. Grimes Not eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$530,000	(4)	$0	(5)
Annual Incentive Award	$0	(6)	$397,500	(7)	$397,500	(8)
Long Term Incentive Awards
Stock Options	$0	(11)	$0	(11)	$303,081	(12)
Restricted Stock Shares/Units	$0	(13)	$0	(13)	$1,171,175	(14)
Value Driver Incentive (VDI)	$0	(15)	$357,280	(16)	$391,280	(17)

Total Value of Payments	$0		$1,284,780		$2,263,036

David T. Seaton Not eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$623,077	(4)	$0	(5)
Retention Award	$0		$2,516,428	(18)	$2,516,428	(18)
Annual Incentive Award	$0	(6)	$675,000	(7)	$675,000	(8)
Long Term Incentive Awards
Stock Options	$0	(11)	$0	(11)	$340,347	(12)
Restricted Stock Shares/Units	$0	(13)	$0	(13)	$2,424,728	(14)
Value Driver Incentive (VDI)	$0	(15)	$357,280	(16)	$423,280	(17)

Total Value of Payments	$0		$4,171,785		$6,379,784

John L. Hopkins Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$514,904	(4)	$0	(5)
Retention Award	$0		$1,060,806	(18)	$1,060,806	(18)
Annual Incentive Award	$0	(6)	$401,700	(7)	$401,700	(8)
Supplemental Benefit Plan	$326,505	(9)	$326,505	(9)	$326,505	(10)
Long Term Incentive Awards
Stock Options	$303,081	(11)	$303,081	(11)	$303,081	(12)
Restricted Stock Shares/Units	$1,970,095	(13)	$1,970,095	(13)	$1,970,095	(14)
Value Driver Incentive (VDI)	$0	(15)	$357,280	(16)	$391,280	(17)

Total Value of Payments	$2,599,681		$4,934,371		$4,453,467

Stephen B. Dobbs Not eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$556,200	(4)	$0	(5)
Retention Award	$0		$2,516,428	(18)	$2,516,428	(18)
Annual Incentive Award	$0	(6)	$417,200	(7)	$417,200	(8)
Long Term Incentive Awards
Stock Options	$0	(11)	$0	(11)	$341,354	(12)
Restricted Stock Shares/Units	$0	(13)	$0	(13)	$2,683,618	(14)
Value Driver Incentive (VDI)	$0	(15)	$438,000	(16)	$438,000	(17)

Total Value of Payments	$0		$3,927,828		$6,396,601

(1)
The amounts in these columns were calculated assuming a termination date of December 31, 2009 and that the named executive would elect retirement, if eligible.

(2)
The amounts in these columns were calculated assuming a change in control and termination of the named executive in connection therewith or Committee approval of payment as of December 31, 2009.

(3)
Severance is not paid in the event of voluntary termination or voluntary retirement. For Mr. Steuert, his amount reflects a payment of one year's pay upon retirement, as guaranteed in his employment letter.

(4)
The named executive is provided a cash severance benefit of two weeks of base pay per year of service upon a termination without cause. The minimum severance benefit is eight weeks and the maximum is 52 weeks of pay. The severance benefit is paid in a lump sum on termination. This amount includes an additional one year's pay in the case of Mr. Steuert as guaranteed in his employment letter.

(5)
The company is not obligated to provide a cash severance benefit in the event of termination in connection with a change in control. For Mr. Steuert, this amount assumes retirement and represents one year's pay, as guaranteed in his employment letter.

(6)
The named executive forfeits any portion of the award earned in the year of termination.

(7)
Based on the timing of the termination within the fiscal year and on review by the Committee, the named executive may receive no payment, a payment in the amount of the annual incentive target, or an amount based on company performance applied to the target. This amount represents the 2009 annual incentive target and assumes Committee approval.

(8)
The Committee may provide that either immediately upon a change in control, or upon termination of employment within 24 months following a change in control, the named executive will receive a payment equal to the target payment for the current year under the 2008 Executive Performance Incentive Plan. This amount represents the 2009 annual incentive target and assumes Committee approval.

(9)
At age 65, and with the approval of the Committee, the named executive can elect to have the supplemental benefit plan paid out in a lump sum or as an annuity (salary continuation). This amount represents the present value of the policy if taken as a salary continuation of 120 payments starting at age 65, with the exception of Mr. Steuert, who has elected a lump sum form of payment.

(10)
This amount represents the present value of the supplemental benefit plan if taken as a salary continuation of 120 payments starting at age 65, with the exception of Mr. Steuert, who has elected a lump sum form of payment. This amount assumes the plan administrator, after the change in control, determines that the named executive terminated due to an adverse change in employment condition on December 31, 2009 in connection with the change in control.

(11)
Upon retirement and Committee approval, unvested options will vest pursuant to the terms of the applicable Plan(s). For those who are retirement eligible, this amount represents the value of unvested options on December 31, 2009 based on the closing trading value of the company's common stock on December 31, 2009 ($45.04). This amount assumes Committee approval for Messrs. Boeckmann, Steuert and Hopkins, who were all retirement eligible as of December 31, 2009. In the case of Messrs. Grimes, Seaton and Dobbs, pursuant to the terms of the applicable Plan(s), they would forfeit any unvested options, due to being ineligible for retirement.

(12)
Subject to Committee approval, either immediately upon a change in control or upon termination of employment within 24 months following a change in control, unvested options vest pursuant to the terms of the applicable Plan(s). This amount represents the value of unvested options on December 31, 2009 based on the closing trading value of the company's common stock on December 31, 2009 ($45.04). This amount assumes Committee approval.

(13)
Upon retirement and Committee approval, restrictions will lapse on unvested shares and units pursuant to the terms of the applicable Plan(s). For those who are retirement eligible, this amount represents the value of unvested shares on December 31, 2009 based on the closing trading value of the company's common stock on December 31, 2009 ($45.04). This amount assumes Committee approval for Messrs. Boeckmann, Steuert and Hopkins, who were all retirement eligible as of December 31, 2009. In the case of Messrs. Grimes, Seaton and Dobbs, pursuant to the terms of the applicable Plan(s), they would forfeit any unvested shares, due to being ineligible for retirement.

(14)
Subject to Committee approval, either immediately upon a change in control or upon termination of employment within 24 months following a change in control, restrictions lapse on unvested shares pursuant to the terms of the applicable Plan(s). This amount represents the value of unvested shares on December 31, 2009 based on the closing trading value of the company's common stock on December 31, 2009 ($45.04). This amount assumes Committee approval.

(15)
The named executive forfeits any portion of the award that is unvested, even if the performance period has concluded.

(16)
Upon Committee approval, any payment that would be due based on continued employment through the year of termination may vest and be paid. This amount represents payment due for service through December 31, 2009 and paid in March 2010. This amount assumes Committee approval.

(17)
The remaining unvested award is paid out at the greater of target or the Committee-approved rating for company performance prior to a change in control. This amount represents the target value of unvested VDI awards as of December 31, 2009.

(18)
Pursuant to the terms of the named executive's retention agreement, restrictions lapse on unvested restricted stock shares or units and the unvested deferred cash portion of the retention award along with any accrued gains or losses will vest. As of December 31, 2009, the values of the unvested restricted stock awards, based on the closing trading value of the company's common stock on December 31, 2009 ($45.04), were as follows: Mr. Seaton, $1,483,077; Mr. Hopkins, $796,758; and Mr. Dobbs, $1,483,077; and the unvested deferred cash was as follows: Mr. Seaton, $1,033,351; Mr. Hopkins, $264,049; and Mr. Dobbs, $1,033,351.

DIRECTOR COMPENSATION

        The company's compensation philosophy for non-management directors is consistent with the philosophy established for the company's named executives. The compensation program is designed to attract and retain directors with the necessary experience to represent the company's shareholders and to advise the company's executive management. The compensation program is also designed to align the Board of Directors with the interests of shareholders over the long term. The company uses a combination of cash and stock-based awards to compensate non-management directors and targets the 50th percentile of compensation survey data from the companies included in the Compensation Peer Group as well as companies from similar industry segments and general industry. Directors who are employees of the company receive no compensation for their service as directors.

Cash Compensation Paid to Board Members

        Non-management directors receive an annual cash retainer of $90,000, paid quarterly. In addition, the Chairs of the Organization and Compensation Committee and Governance Committee receive an annual cash retainer in the amount of $10,000; the Chair of the Audit Committee receives an annual cash retainer in the amount of $15,000; and the Lead Independent Director receives an annual cash retainer in the amount of $30,000.

Stock-Based Compensation Paid to Board Members

        When a non-management director joins the Board, the individual receives an initial grant of up to 2,500 restricted stock shares plus related restricted stock units in an amount determined by the Organization and Compensation Committee. Restricted stock units are payable in cash to assist in satisfying related income tax liabilities. Awards are made after appointment to the Board, on a date determined by the Committee. Restrictions lapse and units become immediately earned and payable with respect to 20% of the award on the date of grant and then subsequently vest at a rate of 20% per year on each anniversary of that date.

        An annual grant of restricted stock shares and restricted stock units with a total market value (based on the fair market value of the company's common stock on the New York Stock Exchange on the date of grant) of $90,000 is made as of the date of the annual meeting of shareholders to each non-management director. Restrictions on the 2009 awards lapse after one year. If a director leaves the Board, the portion of any award remaining subject to restrictions is forfeited. Restrictions immediately lapse, however, if a director attains the age for mandatory retirement (currently 72 years of age), obtains approval for early retirement, dies, becomes permanently and totally disabled or is terminated due to a change in control.

Deferred Compensation Program for Non-Management Directors

        Directors have the option of deferring receipt of directors' fees until their retirement or other termination of status as a director, pursuant to the Fluor Corporation Deferred Directors' Fees Program. Directors may elect to have deferred amounts valued as if invested either wholly or partially in company stock or one or more of 14 investment funds. The company does not guarantee the rate of return. Directors electing the Fluor Stock Valuation Fund for deferrals and maintaining that election continuously for five years earn a 25% premium on the deferred amount deemed invested in company stock via the Fluor Stock Valuation Fund. All of the directors who deferred fees in 2009 elected the Fluor Stock Valuation Fund for at least half of their deferral. All amounts in the deferral accounts are paid in cash based on their distribution elections.

 Former Retirement Plan

        In March 2003, a committee of disinterested directors determined that non-management directors who received restricted stock shares on March 11, 1997 in consideration of the cancellation of the Fluor Corporation Retirement Plan for Outside Directors could make an irrevocable election to surrender such shares upon their retirement, death or disability. The five directors, who were eligible at the time, made such an election. In lieu of these shares, these directors will receive the amount of their respective accrued retirement benefits at the time of the cancellation of the retirement plan upon their retirement, death or disability. These benefits equal the retainer fees at the time of cancellation multiplied by the number of years such director had served prior to the cancellation of the plan. This amount will be paid in a lump sum (reduced to present value based on the 10-year Treasury rate) at retirement. Four of the five directors who made the irrevocable election in 2003 have since retired, have surrendered their shares and have been cashed out.

DIRECTOR SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the non-management directors in 2009.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Ilesanmi Adesida	$90,000	$90,014	$25,343	$205,357
Peter K. Barker	$90,000	$90,014	$27,613	$207,627
Peter J. Fluor	$130,000	$90,014	$32,613	$252,627
James T. Hackett	$90,000	$90,014	$27,613	$207,627
Kent Kresa	$105,000	$90,014	$31,363	$226,377
Vilma S. Martinez	$67,500	$90,014	$1,066	$158,580
Dean R. O'Hare	$100,000	$90,014	$25,113	$215,127
Joseph W. Prueher	$90,000	$90,014	$27,613	$207,627
Nader H. Sultan	$45,000	$135,025	$5,672	$185,697
Peter S. Watson	$90,000	$90,014	$2,613	$182,627
Suzanne H. Woolsey	$90,000	$90,014	$113	$180,127

(1)
The amounts in column (b) represent fees paid for board retainers, committee chair retainers and lead independent director retainer. The amount for Ms. Martinez reflects payment for service through her retirement from the Board on July 24, 2009.

(2)
The amounts in column (c) represent the fair value of the restricted stock share and unit awards granted in 2009. The fair value of these awards is based on the fair market value on the date of grant, calculated as the closing trading value of the company's common stock on the New York Stock Exchange on the date of grant. The 2009 annual stock grant made to each director, with the exception of Mr. Sultan who was not serving at the time of grant, was based on a fair market value of $41.77, with an overall value of $90,014, of which $54,008 was granted in restricted stock shares and $36,006 was granted in restricted stock units. Mr. Sultan received an initial stock grant, effective as of his first day of Board service, August 3, 2009. The initial grant was based on a fair market value of $54.01, with an overall value of $135,025, of which $81,015 was granted in restricted stock shares (1,500 shares) and $54,010 was granted in restricted stock units (1,000 units).

  As of December 31, 2009, the directors held unvested restricted stock shares (RSS) and unvested restricted stock units (RSU) as follows:

Name	Restricted Stock Shares	Restricted Stock Units
Ilesanmi Adesida	2,493	1,662
Peter K. Barker	2,493	1,662
Peter J. Fluor	13,577	1,710
James T. Hackett	4,059	1,710
Kent Kresa	2,559	1,710
Vilma S. Martinez	0	0
Dean R. O'Hare	11,019	1,710
Joseph W. Prueher	2,559	1,710
Nader H. Sultan	1,200	800
Peter S. Watson	2,559	1,710
Suzanne H. Woolsey	2,559	1,710
(3)
The amounts in column (d) may include the following and vary by each director: charitable gift match, company paid premiums on director's life insurance and company contributed premiums on deferred compensation invested into the Fluor Stock Valuation Fund. All Other Compensation is detailed in a separate table below.

(4)
The amounts in column (e) represent the total of columns (b) through (d).

 DIRECTOR ALL OTHER COMPENSATION

        The following table and related footnotes describe each component of column (d) of the Director Summary Compensation Table for 2009.

(a)	(b)	(c)	(d)
Name	Charitable Gift Match ($)(1)	Company Contributions to Nonqualified Deferred Compensation ($)(2)	Total ($)(3)
Ilesanmi Adesida	$2,730	$22,500	$25,343
Peter K. Barker	$5,000	$22,500	$27,613
Peter J. Fluor	$0	$32,500	$32,613
James T. Hackett	$5,000	$22,500	$27,613
Kent Kresa	$5,000	$26,250	$31,363
Vilma S. Martinez	$1,000	$0	$1,066
Dean R. O'Hare	$5,000	$20,000	$25,113
Joseph W. Prueher	$5,000	$22,500	$27,613
Nader H. Sultan	$0	$5,625	$5,672
Peter S. Watson	$2,500	$0	$2,613
Suzanne H. Woolsey	$0	$0	$113

(1)
The amounts in column (b) represent company-matched charitable contributions (to a maximum of $5,000 per donor, per fiscal year) made to eligible institutions.

(2)
Amounts in column (c) represent a 25% "premium" contribution made by the company in 2009, on deferred director's fees deemed invested in the Fluor Stock Valuation Fund. These amounts are subject to forfeiture as described above.

(3)
The amounts in column (d) represent the total of columns (b) through (d) plus premiums paid by the company for each director for non-contributory life insurance benefits.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Proposal 2

        Consistent with our commitment to good corporate governance, our Audit Committee is asking shareholders to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending on December 31, 2010. In the event the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Fluor and its shareholders.

        A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Audit and Other Fees

        The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the company's annual financial statements for fiscal years 2009 and 2008, and fees billed for other services provided by Ernst & Young LLP for fiscal years 2009 and 2008.

	Fiscal Year Ended (in millions)
	2009	2008
Audit Fees	$6.7	$7.0
Audit-Related Fees(1)	0.7	0.8
Tax Fees(2)	0.4	0.2
All Other Fees	—	—

Total Fees Paid	$7.8	$8.0

(1)
Includes pension plan audits, accounting and reporting consultations and advisory services regarding Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Includes approximately $300,000 for tax compliance services (including preparation and filing of expatriate tax returns) and $100,000 for tax consulting services (principally tax controversy support outside of the United States).

Audit Committee's Pre-Approval Policy

        The Audit Committee of our Board of Directors has policies and procedures for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and for the prohibition of certain services from being provided by the independent registered public accounting firm. The company may not engage its independent registered public accounting firm to render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Fluor by the independent registered public accounting firm during the fiscal year. At the time such pre-approval is granted, monetary limits are established for the specified pre-approved services, which limits may not be exceeded without obtaining further approval under the policy. For any pre-approval, the Audit Committee confirms that such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Management provides the Audit Committee a quarterly report listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year.

        The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to Fluor by the independent registered public accounting firm for which the cost is less than $500,000. The Chair must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting, and the Audit Committee approves and ratifies the pre-approved service.

Board Recommendation

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.

 SHAREHOLDER PROPOSAL FOR INDEPENDENT CHAIRMAN

Proposal 3

        Fluor has received the following shareholder proposal from the Central Laborers' Pension, Welfare & Annuity Funds (the "Fund"), located at P.O. Box 1267, Jacksonville, Illinois 62651. According to information that the Fund provided to the company, the Fund owned 5,552 shares of our common stock as of the date it submitted the proposal to the company.

        RESOLVED:    That stockholders of Fluor Corporation, ("Fluor" or "the Company") ask the board of directors to adopt a policy that the board's chairman be an independent director who has not previously served as an executive officer of Fluor. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

        It is the responsibility of the Board of Directors to protect shareholders' long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation's business and affairs. Currently at our Company, Mr. Alan Boeckmann holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

        Shareholders of Fluor require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

        As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Fluor, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, "The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served."

        We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

        We, therefore, urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

        The Board of Directors recommends a vote against this proposal because it is unnecessary and not in the best interests of the company and its shareholders.

        The Board of Directors believes that the decision as to who should serve as Chairman of the Board, and whether the Chairman of the Board should also be the Chief Executive Officer, is properly the responsibility of the Board. Our Amended and Restated Bylaws and Corporate Governance Guidelines already permit the roles of Chairman and CEO to be filled by different individuals. However, this proposal would eliminate flexibility by preventing the Board from implementing the leadership structure that it believes is most appropriate at any given time and best serves the interests of shareholders.

        We believe the shareholders are best served by a board of directors that can adapt its structure to our needs and the capabilities of the directors and executive officers. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the company faces, and are in the best position to evaluate the needs of the company and how best to organize the capabilities of the directors and executive officers to meet those needs. For the reasons discussed earlier in this proxy statement at page 14, the Board believes the most effective leadership structure for Fluor at the present time is for Mr. Boeckmann to serve as both Chairman of the Board and Chief Executive Officer.

        The Board believes that it already has in place highly effective corporate governance structures to ensure a strong and independent board of directors that provides effective oversight of management. This structure is clearly evidenced by the composition of the current Board and its committees. Our Board currently has ten members, nine of whom are independent based on our Board's consideration of our independence standards and the applicable independence standards of the New York Stock Exchange. Mr. Boeckmann is the only member of our Board who is an executive officer of the company.

        Each of the Audit, Governance and Organization and Compensation Committees is composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nominations process, our corporate finance strategies and initiatives and the integrity of our financial statements and internal controls over financial reporting.

        In addition, our Board has designated the Chairman of the Organization and Compensation Committee, an independent director, as the Lead Independent Director. To demonstrate its commitment to strong corporate governance and board independence, the Board took steps in 2010 to enhance the role of the Lead Independent Director. The Lead Independent Director chairs executive sessions of the independent directors, which occur regularly outside the presence of management. The Lead Independent Director also has the authority to call additional executive sessions as appropriate. As a matter of good corporate governance, the Lead Independent Director approves agendas and schedules for meetings of the Board (as well as other information sent to the Board) and acts as a liaison between the independent directors and the Chairman of the Board.

        In view of our highly independent board structure and our strong corporate governance guidelines and practices, our Board believes that the shareholder proposal is unnecessary and would not strengthen the independence or oversight functions of our Board, and therefore is not in our best interests or the best interests of our shareholders.

Board Recommendation

        The Board of Directors recommends a vote AGAINST the shareholder proposal recommending an independent board chair.

 OTHER BUSINESS

        The company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

ADDITIONAL INFORMATION

"Householding" of Proxy Materials

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single copy of the Notice or certain proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. The company and some brokers will be householding the Notice and proxy materials for shareholders who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding the Notice or proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another shareholder and you would prefer to receive a single copy of the Notice or proxy materials instead of multiple copies, please notify Fluor's investor relations department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039 or, if your shares are held in a brokerage account, your broker. The company promptly will deliver to a shareholder who received one copy of the Notice or proxy materials as the result of householding a separate copy of the Notice or proxy materials upon the shareholder's written or oral request directed to Fluor's investor relations department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year's Annual Meeting, you should follow the instructions provided in the Notice.

Advance Notice Procedures

        Under the company's Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless written notice is delivered to the company's Secretary (containing certain information specified in the Amended and Restated Bylaws about the shareholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2011 annual meeting, between January 6, 2011 and February 5, 2011. However, in the event that the 2010 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 6, 2011 (the first anniversary of the 2010 Annual Meeting), then such notice must be received not earlier than the 120th day and not later than the later of the 90th day prior to the date of the 2011 annual meeting or the 10th day following the day on which public announcement of the date of the 2011 annual meeting is first made by the company. These requirements are separate from the Securities and Exchange Commission's requirements that a shareholder must meet in order to have a shareholder proposal included in the company's proxy statement. Any notices should be sent to: Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

 Shareholder Proposals for the 2011 Annual Meeting

        Shareholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2011 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, shareholder proposals must be received by the company's Secretary no later than November 15, 2010. Any proposals should be sent to: Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Electronic Voting

        Use of the Internet or telephonic voting procedures described on page 1 of this proxy statement constitutes your authorization of Broadridge Financial Solutions, or in the case of shares held in company retirement plans, the trustee, to deliver a proxy card on your behalf to vote at the Annual Meeting in accordance with your Internet or telephonically communicated instructions.

Electronic Delivery of Our Shareholder Communications

        If you received the Notice or proxy materials by mail, we strongly encourage you to conserve natural resources and reduce your company's printing and processing costs by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can submit your vote easily online. Electronic delivery can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. Your electronic delivery enrollment will be effective until you cancel it. To sign up for electronic delivery, go to http://enroll.icsdelivery.com/fluor. This link is also available in the investor relations section of our website at www.fluor.com. If you have questions about electronic delivery, please call our investor relations department at 469-398-7220.

Annual Report

        Any shareholder who would like a copy of our 2009 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, TX 75039. You may also obtain a copy of the Form 10-K from the investor relations section of our website at www.fluor.com by clicking on "Financial Information" and "SEC Filings."

Carlos M. Hernandez Senior Vice President, Chief Legal Officer and Secretary

March 15, 2010
Irving, Texas

 Directions to the
Fluor Corporation 2010 Annual Shareholders Meeting

Thursday, May 6, 2010, beginning at 9:00 a.m. Central Daylight Time
Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039

NORTH
121
97
International Pkwy
Freeport Parkway
N Belt Line Road
N MacArthur Blvd
North Lake
35E
635
Lyndon B. Johnson Freeway
Line Road
114
W Royal Lane
John W Carpenter Fwy
Kinwest Pkwy
W Royal Lane
President George Bush Turnpike
Las Colinas Blvd
Fluor Dr
Riverside Dr
Colwell Blvd
W Royal Lane
Las Colinas Blvd
Dallas Fort Worth Airport
Airfield Drive
W Walnut Hill Lane
N MacArthur Blvd
Hidden Ridge
348
114
Stemmons Fwy
W Northwest Hwy
N Oconnor Road
East Las Colinas Blvd
35E
Marsh Lane
W Northwest Hwy
12
Stemmons Fwy
Lemmon Ave
Love Field Airport
161
S Belt Line Road
N Story Road
Northgate Dr
E John W Carpenter Fwy
University of Dallas
482
Texas Stadium
114
35E
Cedar Springs Road
W Airport Fwy
183
E Airport Fwy
183
Regal Row
W Mockingbird Ln
N MacArthur Blvd
12
35E
Irving Blvd
W Mockingbird Ln
Inwood Road
Stemmons Fwy
Fluor Corporation
6700 Las Colinas Boulevard, Irving, Texas 75039
(469) 398-7000

From DFW Airport:	From Love Field:
Leaving the airport, take the north exit	Leaving the airport, turn right on Mockingbird Ln.
Travel east on TX 114	Travel west on TX 183 to TX 114 W
Take the MacArthur Blvd. exit and turn left	Take the MacArthur Blvd. exit and turn right
Turn right onto Fluor Drive	Turn right onto Fluor Drive
End at Fluor Corporation entrance	End at Fluor Corporation entrance

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 P.M. Eastern Time on May 4, 2010 (benefit plan shares) or 11:59 P.M. Eastern Time on May 5, 2010 (registered shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FLUOR CORPORATION
6700 LAS COLINAS BLVD.	Electronic Delivery of Future PROXY MATERIALS
IRVING, TX 75039

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:59 P.M. Eastern Time on May 4, 2010 (for shares allocable to a benefit plan account) or 11:59 P.M. Eastern Time on May 5, 2010 (for registered shares). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.		Election of Directors

		Nominees	For	Against	Abstain

A		James T. Hackett	☐	☐	☐

B		Kent Kresa	☐	☐	☐

C		Nader H. Sultan	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):			For	Against	Abstain

2.		The ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal(s):			For	Against	Abstain

3.		A shareholder proposal recommending that the Board of Directors adopt a policy that the Board’s chairman be an independent director who has not previously served as an executive officer of Fluor.	☐	☐	☐

NOTE: Such other matters as may be properly presented at the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

FLUOR CORPORATION

2010 Annual Meeting of Shareholders
May 6, 2010

You are cordially invited to attend the 2010 Annual Meeting of Shareholders which will be held on
Thursday, May 6, 2010, beginning at 9:00 a.m. Central Daylight Time, at:

Fluor Corporation Headquarters
6700 Las Colinas Blvd.
Irving, TX 75039

A map is included on the last page of the proxy statement.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, to attend the 2010 Annual Meeting. Please bring it with you.
Only shareholders will be admitted.

We look forward to welcoming you on Thursday, May 6, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

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FLUOR CORPORATION Annual Meeting of Shareholders - To Be Held May 6, 2010 THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, a shareholder of Fluor Corporation, a Delaware corporation, revoking any proxy previously given, hereby constitutes and appoints C.M. Hernandez and D.M. Steuert, or either of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of common stock of Fluor Corporation standing in the name of the undersigned at the Annual Meeting of Shareholders of Fluor Corporation, on Thursday, May 6, 2010 at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side of this proxy card and upon such other matters as may be properly presented.

If you are a shareholder of record, this proxy card when properly executed will be voted as directed by the undersigned shareholder and in accordance with the discretion of the proxies as to any other matters that are properly presented. Unless otherwise directed, this proxy card will be voted FOR the election of the three nominees for director in Proposal 1, FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2010 in Proposal 2 and AGAINST the shareholder proposal in Proposal 3.

If you are a participant in a 401(k) or other retirement plan sponsored by Fluor Corporation or a subsidiary (the “Company Retirement Plans”), this proxy represents the number of Fluor Corporation shares allocable to that plan account as well as other shares registered in your name. As a participant in and a named fiduciary under the Company Retirement Plans, you have the right to direct the Northern Trust Company, as trustee, how to vote the shares of Fluor Corporation allocated to the plan account as well as a portion of any shares for which no timely voting instructions are received from other participants with respect to Proposals 2 and 3. If the trustee does not receive voting instructions from you by 5:59 p.m. Eastern Daylight Time on May 4, 2010, the trustee will vote FOR the nominees for Director in Proposal 1 and, with respect to Proposals 2 and 3, will vote the shares allocated to the plan account in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

Continued and to be signed on reverse side